UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SCRIPPS NETWORKS INTERACTIVE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SCRIPPS NETWORKS INTERACTIVE, INC.

9721 Sherrill Blvd.

Knoxville, TN 37932

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 10, 2016

TO THE SHAREHOLDERS OF SCRIPPS NETWORKS INTERACTIVE, INC.

The Annual Meeting of the Shareholders of Scripps Networks Interactive, Inc. (the “Company”) will be held at 7264 East Lamar Alexander Parkway, Townsend, Tennessee 37882, on Tuesday, May 10, 2016, at 4:00 p.m., local time, for the following purposes:

1.	to elect 12 directors;
2.	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and
3.	to transact such other business as may properly come before the meeting.

The Board of Directors has set the close of business on March 17, 2016 as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting and any adjournment thereof.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow companies to deliver proxy materials to their shareholders on the Internet. On or about March 31, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) and provided access to our proxy materials on the Internet. The proxy materials include the 2015 Annual Report to Shareholders and the Proxy Statement.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you are personally able to attend. Even if you plan to attend the Annual Meeting, please vote as instructed in the Notice, via the Internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

Your proxy is being solicited by the Board of Directors.

By order of the Board of Directors,

Eleni Vatsis Stratigeas
Senior Vice President,
Business and Legal Affairs and Corporate Secretary

March 31, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2016.

The Proxy Statement and Annual Report to Shareholders are available without charge at http://www.proxyvote.com

SCRIPPS NETWORKS INTERACTIVE, INC.

9721 Sherrill Blvd.

Knoxville, TN 37932

PROXY STATEMENT

2016 ANNUAL MEETING

May 10, 2016

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Tuesday, May 10, 2016, at 7264 East Lamar Alexander Parkway, Townsend, Tennessee 37882, at 4 p.m., local time.

The close of business on March 17, 2016, has been set as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

ADMISSION PROCEDURES

As we are committed to providing a safe, secure environment for our shareholders, employees, and guests, we kindly ask that you observe the following procedures if you plan to attend the Annual Meeting:

•

Before the meeting: Please register on or before May 8, 2016, by contacting Eleni Stratigeas, our Senior Vice President, Business and Legal Affairs and Corporate Secretary, at (865) 560-3326 or estratigeas@scrippsnetworks.com. If you plan to attend the meeting and need special assistance because of a disability, please contact the corporate secretary’s office.

•	When you arrive: Company representatives will be available to direct you to the meeting room where you can check in at the registration table beginning at 3:30 p.m. local time.
•

What to bring: If your shares are registered in the name of a bank, broker, or other holder of record, please bring both a photo ID and documentation of your stock ownership as of March 17, 2016 (such as a brokerage statement). If your shares are registered in your name, either solely or jointly with one or more co-owners, you will just need a photo ID.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our shareholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission, instead of mailing printed copies of those materials to each shareholder. On March 31, 2016, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report to Shareholders. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card or to vote via the Internet or by telephone.

This process is designed to expedite the shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. Shareholders who would prefer to continue to receive printed proxy materials should follow the instructions included in the Notice of Internet Availability of Proxy Materials.

VOTING PROCEDURES

On March 17, 2016, the Company had outstanding 95,024,669 Class A Common Shares, $.01 par value per share (“Class A Common Shares”), and 33,850,481 Common Voting Shares, $.01 par value per share (“Common Voting Shares”). Holders of Class A Common Shares are entitled to elect the greater of three or one-third (or the nearest smaller whole number if such fraction is not a whole number) of the directors of the Company but are not entitled to vote on any other matters except as required by Ohio law. Holders of Common Voting Shares are entitled to elect all remaining directors and to vote on all other matters requiring a vote of shareholders. Each Class A Common Share and Common Voting Share is entitled to one vote upon matters on which such class of shares is entitled to vote. Holders of Class A Common Shares and Common Voting Shares do not have cumulative voting.

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding Class A Common Shares is necessary for the election of the four directors to be elected by the holders of the Class A Common Shares and the presence, in person or by proxy, of the holders of a majority of the outstanding Common Voting Shares is necessary for any other action to be taken at the meeting.

With respect to the election of directors, when a quorum of holders of Class A Common Shares and Common Voting Shares, respectively, is present at an annual meeting in which directors are elected, directors shall be elected by a plurality of the votes cast. Under this standard, the eight (8) director nominees to be elected by the holders of Common Voting Shares and four (4) director nominees to be elected by the holders of Class A Common Shares who receive the greatest number of votes will become directors of the Company.

With respect to any other matter to be voted upon, when a quorum of holders of Class A Common Shares and Common Voting Shares, respectively, is present at an annual meeting, the vote of the holders of a majority of the Class A Common Shares and Common Shares, respectively, issued and outstanding and entitled to vote thereat, present in person or by proxy, shall decide any question brought before such meeting.  Note, however, that for purposes of this Proxy Statement, holders of Class A Common Shares are only entitled to vote for the election of four (4) director nominees.

With respect to the election of directors, a shareholder may vote “for” or “against” a director nominee or may “withhold” such shareholder’s vote for a director nominee.  Withheld votes will be treated as present at the meeting for purposes of establishing a quorum for the meeting and for purposes of the vote on a particular matter. A withheld vote will have no effect on the matter.

With respect to any other matter to be voted upon, a shareholder may vote “for” or “against” such matter or may “abstain” from voting for such matter. Abstentions will be treated as present at the meeting for purposes of establishing a quorum for the meeting and for purposes of the vote on the particular matter. Abstentions will have the same effect as a vote against the matter.

Broker non-votes also will be treated as present at the meeting for purposes of establishing a quorum for the meeting, but will not be treated as shares present for purposes of the vote on the particular matter. A broker non-vote will have no effect on the matter. A broker non-vote occurs when a broker or other nominee does not vote shares on a “non-routine” matter, such as the election of directors, because the broker or nominee does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner of the shares.

The presence of any shareholder at the meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time, if it has not been exercised, by giving written notice to the Company or in open meeting. If a shareholder signs and submits such shareholder’s proxy without voting instructions with respect to the proposals contained herein, the proxy will be voted “for” such proposals.

If you are a shareholder of record (i.e., if your shares are registered directly in your name in the records of our transfer agent, Wells Fargo), you can vote using one of the methods described below. If you are a beneficial owner (i.e., you indirectly hold your shares through a nominee such as a bank or broker), you can vote using the methods provided by your nominee.

VOTE BY INTERNET www.proxyvote.com Have your 16-Digit Control Number (printed in the box marked by the arrow on the notice or proxy card) and follow the instructions.	VOTE BY PHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions.

TO REQUEST A PAPER OR E-MAIL COPY

If you want to receive a paper or email copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1-800-579-1639

3) BY EMAIL*: sendmaterial@proxyvote.com

*  If requesting materials by email, please send a blank email with your 16-Digit Control Number in the subject line (your Control Number can be found in the box marked by the arrow on the notice or proxy card). Requests, instructions and other inquiries sent to this email address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 26, 2016 to facilitate timely delivery.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider in voting your shares. You should read the entire proxy statement, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, carefully before voting.

Voting Matters and Board Recommendations

	Proposal	Board Voting Recommendation	Page Reference

I.	Election of 12 directors	For each nominee	7

II.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016	For	56

Select Performance and Business Highlights

•	Set all-time Company records in 2015 and showed strong increases from the prior year in key financial metrics:
o	Operating Revenue $3.0 billion – up 13.2%
o	Segment Profit[1] $1.2 billion – up 11.0%
o	Diluted Earnings per Share $4.66 – up 21.7%
•	HGTV completed 2015 with the highest yearly cable rating in the network’s history – #8 among primetime viewers age 25 to 54
•	Food Network ranked #11 among ad-supported cable networks
•	Continued growth in international expansion as evidenced by the completed acquisition of TVN, a leading Polish media company, and the launch of networks in Latin America, Asia and Australia

[1]	See reconciliation of Segment Profit to GAAP measure on page F-7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Corporate Governance Highlights

We believe that good corporate governance is integral to our business, and the Board monitors developments in governance best practices to assure that it continues meeting its commitment to representation of shareholder interests. Below is a summary of certain corporate governance practices and facts:

● Annual election of directors	● Strong risk management program

● Regular executive sessions of the Board and board committees	● 11 of our 12 director nominees are independent

● Annual independent board and committee evaluations	● Comprehensive Code of Ethics and Corporate Governance Principles

● Global ethics and corporate compliance program	● Board participation in executive succession planning

● Incentive plan alignment between pay and performance	● Clawback policy providing for return of incentive compensation

● Commitment to seeking diversity on the Board	● Board oversight of Company strategy

Shareholder Engagement

We value our shareholders’ perspective on our business and each year regularly engage with shareholders through a variety of engagement activities to stay informed on the evolving perspectives of the investor community. We engage with shareholders on various matters, including industry trends, Company performance, corporate governance, and executive compensation. In 2015, our key shareholder engagement activities included investor road shows in nine U.S. and international cities, six investor conferences in the U.S. and U.K., and our 2015 annual meeting of shareholders.

Director Nominees

The following table provides summary information regarding each nominee to the Board. Information about each director’s experience, qualifications and skills can be found beginning on page 10.

						Committee Memberships[2]
NAME	AGE	DIRECTOR SINCE	DIRECTOR CATEGORY[3]	PRINCIPAL OCCUPATION	INDE- PENDENT	AC	EC	CC	NGC	OTHER PUBLIC CO. BOARDS
Jarl Mohn Industry	64	2008	A	President and CEO, NPR	√			Chair		None
Nicholas B. Paumgarten Non-Industry	70	2008	A	Founder, Corsair Capital LLC	√		√		√	1 (United Community Banks, Inc.)
Jeffrey Sagansky Industry	64	2008	A	Chairman and CEO, Double Eagle Acquisition Corp.	√	√			Chair	3 (Double Eagle Acquisition Corp., Global Eagle Entertainment, Inc., Starz)
Ronald W. Tysoe Non-Industry	62	2008	A	Former Senior Advisor, Perella Weinberg Partners LP; Former Vice Chairman, Federated Department Stores, Inc. (now Macy’s Inc.)	√	Chair		√		4 (Canadian Imperial Bank of Commerce, Cintas Corporation, J. C. Penney Company, Inc., Taubman Centers, Inc.)
Gina L. Bianchini Industry	43	2012	CV	Founder and CEO, Mighty Software, Inc.	√			√	√	None
Michael R. Costa Non-Industry	58	2009	CV	Former Head of Mergers and Acquisitions and Vice Chairman of Investment Banking, Cowen and Company	√	√		√		None
David A. Galloway Industry	72	2008	CV	Former President and CEO, Torstar Corporation	√			√		1 (Toromont Industries Ltd.)
Kenneth W. Lowe Industry	65	2008	CV	Chairman, President, and CEO, Scripps Networks Interactive, Inc.			Chair			None
Donald E. Meihaus Industry	61	2015	CV	Former President, Miramar Services, Inc.	√	√			√	None

[2]

Audit Committee (“AC”); Executive Committee (“EC”); Compensation Committee (“CC”); Nominating and Governance Committee (“NGC”). The Company also maintains a Pricing Committee, a Digital Advisory Committee, and a Special Committee, as described in further detail on page 18.

[3]	Class A Common Shares (“A”); Common Voting Shares (“CV”).

						Committee Memberships[2]
NAME	AGE	DIRECTOR SINCE	DIRECTOR CATEGORY[3]	PRINCIPAL OCCUPATION	INDE- PENDENT	AC	EC	CC	NGC	OTHER PUBLIC CO. BOARDS
Richelle P. Parham Industry	48	2012	CV	Former Chief Marketing Officer, eBay Marketplaces, North America	√	√				1 (Laboratory Corporation of America Holdings)
Mary McCabe Peirce Industry	67	2008	CV	Former Trustee, The Edward W. Scripps Trust	√		√		√	1 (The E. W. Scripps Company)
Wesley W. Scripps Industry	33	2014	CV	Founder and Owner, Forlio Designs LLC	√				√	None
				Number of Meetings in 2015		7	0	5	4

Executive Compensation Highlights

The Company seeks to align the interests of our named executive officers (“NEOs”) with the interests of the Company’s shareholders. Certain important features of our executive compensation program include:

•

The program is  designed to reward financial results and effective strategic leadership to build sustainable value for shareholders by correlating the timing and amount of actual pay with performance goals over various time horizons without excessive risk taking.

•

Pay is based on performance. Approximately 80% of our Chief Executive Officer’s and approximately 71% of the other NEOs’ fiscal 2015 target total direct compensation was based on “variable” (or “at risk”) pay elements.

o

100% of each NEO’s annual incentive award and 30% of each NEO’s long-term incentive award is subject to achievement of short-term and long-term financial and business objectives, with the remainder of the long-term incentive award comprised of stock options and restricted stock units (“RSUs”), designed to reward the NEOs for increasing the Company’s stock price and enhancing long-term value.

o

Strong 2015 performance resulted in slightly-above-target payouts under the NEO’s 2015 annual incentive awards, while a lagging total shareholder return relative to the S&P 500 resulted in our NEO’s forfeiting the performance-based restricted share units (“PBRSUs”) award portion of their 2014 long-term incentive awards (with a performance period ended December 31, 2015).

•	Base pay increases in 2015 were modest, excluding promotional increases.
•	The Company maintains stock ownership guidelines that apply to all executive officers and directors.
•	The Company has strong governance policies related to executive compensation, and we employ appropriate compensation risk mitigating features.

PROPOSAL 1

Election of Directors

A board of 12 directors is to be elected, four by the holders of Class A Common Shares voting separately as a class and eight by the holders of Common Voting Shares voting separately as a class.  In the election, the nominees receiving the greatest number of votes will be elected. Withheld votes and broker non-votes will have no effect on this proposal.

Each proxy for Class A Common Shares executed and returned by a holder of such shares will be voted for the election of the four directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Each proxy for Common Voting Shares executed and returned by a holder of such shares will be voted for the election of the eight directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Although the Board does not contemplate that any of the nominees hereinafter named will be unavailable for election, in the event that any such nominee is unable to serve, the proxies will be voted for the remaining nominees and for such other person(s), if any, as the Board may propose.

Mr. Galloway is currently 72 years old. As set forth in the Company’s Corporate Governance Principles, it is the general policy of the Company that the retirement age for directors is 72 years of age. However, the Board, upon the recommendation of the Nominating and Governance Committee, has waived this retirement policy for Mr. Galloway until the 2017 annual meeting of shareholders due to Mr. Galloway’s extensive knowledge and experience, his deep understanding of the media industry and his valuable service on the Compensation Committee, and has concluded that the Company would benefit from his continued service as a member of the Board.

The Board of Directors unanimously recommends a vote “FOR” the election of the nominated directors.

REPORT ON THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

The following table sets forth certain information as to each of the nominees for election to the Board of Directors. Each of the nominees for director is currently serving as a director of the Company and has been previously elected by our shareholders.

Name	Age	Director Since	Principal Occupation or Occupation/Business Experience for Past Five Years

Nominees for Election by Holders of Class A Common Shares

Jarl Mohn(1)	64	2008

President and CEO of NPR since July 2014; Trustee of the Mohn Family Trust since September 1991, Interim CEO at MobiTV, Inc. (a converged media platform) from May 2007 to October 2007; President and Chief Executive Officer of Liberty Digital, Inc. (a media company) from January 1999 to March 2002; President and CEO of E! Entertainment Television (a network with programming dedicated to the world of entertainment) from January 1990 to December 1998.

Mr. Mohn brings more than forty years’ experience in the media industry through his prior positions as Chief Executive Officer of several major media companies. Additionally, he has 25 years’ experience in the cable TV industry. He is known for his vast and extensive industry knowledge, innovative thinking and expertise as well as a thorough understanding of the challenges and opportunities faced by the Company. Additionally, he served as a director of The E. W. Scripps Company (a publicly traded media company with interests in television stations, newspapers and local news and information Web sites), which provided him with institutional knowledge of the Company.

Nicholas B. Paumgarten(2)	70	2008

Founder, Corsair Capital LLC (an investment firm) since March 2006; Managing Director of J.P. Morgan Chase and Chairman of J.P. Morgan Corsair II Capital Partners L.P. (an investment banking firm and an investment fund) from February 1992 to March 2006.

Mr. Paumgarten has extensive financial industry experience and brings both financial services and corporate governance perspective to the Company as the current Chairman of Corsair Capital, a former Managing Director of J.P. Morgan Chase, and the former Chairman of J.P. Morgan Corsair II Capital Partners L.P. His prior service as a director of The E. W. Scripps Company provided him with institutional knowledge and expertise in the media industry.

Name	Age	Director Since	Principal Occupation or Occupation/Business Experience for Past Five Years

Jeffrey Sagansky(3)	64	2008

Chairman and CEO of Double Eagle Acquisition Corp. since July 2015. President of Silver Eagle Acquisition Corp. from July 2013 to March 2015. President of Global Eagle Acquisition Corp. from 2011 to February 2013. Chairman of RHI Entertainment LLC (a producer and distributor of long-form television content) from February 2009 to December 2010.

Mr. Sagansky brings more than 35 years of experience managing television operations and investing in television distribution and production companies, which enables him to provide critical insights into the media industry and how best to position the Company for success. He also holds an MBA from Harvard Business School. From his long-term experience in the media industry, he brings expertise and industry knowledge to the Board. Also, as a former director of The E. W. Scripps Company, he brings historical knowledge of the Company and its strengths, challenges and opportunities.

Ronald W. Tysoe(4)	62	2008

Senior Advisor of Perella Weinberg Partners LP (a global, independent advisory and asset management firm) from October 2006 to September 2007; Vice Chairman of Federated Department Stores, Inc. (now Macy’s Inc.), a retail organization operating stores and Internet websites, from April 1990 to October 2006.

Mr. Tysoe brings significant experience in accounting and finance, including serving on a number of audit committees of public companies and as a former Chief Financial Officer of a large public company. Mr. Tysoe is an audit committee financial expert as defined in the SEC rules adopted under the Sarbanes-Oxley Act. Additionally, he served as a director of The E. W. Scripps Company, which provided him with institutional knowledge and insight into the challenges and opportunities of the Company.

Nominees for Election by Holders of Common Voting Shares

Gina L. Bianchini	43	2012

Founder and CEO of Mighty Software, Inc. (provider of social software solutions) since September 2010. CEO of Ning, Inc. (platform for creating social websites) from 2004 to March 2010. Co-Founder and President of Harmonic Communications (an advertising tracking, measurement, and optimization software company) from March 2000 to July 2003.

Ms. Bianchini’s expertise, vision and creativity in the rapidly evolving world of social networking make her uniquely qualified to serve the Company. Her valuable insight and guidance will benefit the Company as it develops new interactive businesses and explores opportunities to create and deliver our brand of lifestyle content on innovative digital platforms.

Name	Age	Director Since	Principal Occupation or Occupation/Business Experience for Past Five Years

Michael R. Costa	58	2009

Head of Mergers and Acquisitions and Vice Chairman of Investment Banking, Cowen and Company (a diversified financial services firm) from 2010 to 2011. Former Managing Director, Global Markets and Investment Banking/Mergers and Acquisitions of Merrill Lynch & Co. (provider of wealth management, securities trading and sales, corporate finance and investment banking services) from 1989 through 2008.

Mr. Costa brings more than twenty-five years of finance/investment banking experience to the Board. His prior work experience includes serving as a financial advisor to numerous corporations/boards in the media and communications industries in connection with mergers, acquisitions and corporate restructurings.

David A. Galloway(5)	72	2008

President and Chief Executive Officer of Torstar Corporation (a media company listed on the Toronto Stock Exchange) from 1988 until his retirement in May 2002.

Mr. Galloway brings over twenty years of media industry experience to the Company. His previous role as Chief Executive Officer provides him with knowledge, experience and insight into various budget issues as well as oversight, governance and management of large organizations. He holds an MBA from Harvard Business School and has extensive business experience and leadership skills. Additionally, he served on the board of directors of the E. W. Scripps Company, which provided him with institutional knowledge and insight into the challenges and opportunities of the Company.

Kenneth W. Lowe	65	2008

Chairman, President and Chief Executive Officer of the Company since July 2008. President and Chief Executive Officer of The E. W. Scripps Company from October 2000 to June 2008. President and Chief Operating Officer from January 2000 to September 2000 of The E. W. Scripps Company.

From his service as the current Chairman, President and Chief Executive Officer of the Company and his prior service as President and Chief Executive Officer and Chief Operating Officer of The E. W. Scripps Company, Mr. Lowe brings deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. He possesses extensive public company and media industry experience.

Donald E. Meihaus	61	2015

Secretary and Treasurer of The Edward W. Scripps Trust from 1990 until his retirement in 2013. President of Miramar Services, Inc. (the Scripps family office) from 2002 to 2012.

Mr. Meihaus brings institutional knowledge to the Company from his service as the former President of the Scripps family office and as Secretary and Treasurer of The Edward W. Scripps Trust.

Name	Age	Director Since	Principal Occupation or Occupation/Business Experience for Past Five Years

Richelle P. Parham(6)	48	2012

Chief Marketing Officer of eBay Marketplaces, North America (Ecommerce company) from 2010 to February 2015. Head of Global Marketing Innovation and Head of Global Marketing Services for Visa, Inc. (credit card company) from 2008 to 2010. Senior Vice President and General Manager of Digitas (an integrated advertising agency) from 1994 to 2007.

Ms. Parham has more than 20 years of global marketing experience. Her experience developing strategies that deliver strong return on marketing investments becomes increasingly important as we create lifestyle content services for consumers on emerging interactive media platforms.

Mary McCabe Peirce(7)(8)	67	2008

Mrs. Peirce brings institutional knowledge to the Company through her service as a trustee of The Edward W. Scripps Trust and as a director of The E. W. Scripps Company. As a result of this experience, she has a thorough understanding of the Company’s history and vision.

Wesley W. Scripps(8)	33	2014

Founder and owner of Forlio Designs LLC (a web design firm) since 2008.

Mr. Scripps’ experience in owning and operating a web design firm provides real-time, valuable insight and guidance to the Company as it develops new interactive businesses and promotes its brands on various platforms.

(1)	Mr. Mohn was previously a director of CNET Networks, Inc. (a then-publicly traded interactive media company) and XM Satellite Radio Holdings, Inc. (a then-publicly traded satellite radio provider).
(2)	Mr. Paumgarten is a director of United Community Banks, Inc. (a publicly traded bank holding company).
(3)

Mr. Sagansky is Chairman and CEO of Double Eagle Acquisition Corp. (a publicly traded company formed for the purpose of effecting business combinations), a director of Global Eagle Entertainment, Inc. (a publicly traded airline supplier of entertainment and connectivity to the worldwide airline business) and a director of Starz (a publicly traded pay cable operator). He was previously a director of RHI Entertainment, Inc. (a then-publicly traded broadcast media producer) and American Media, Inc. (a publicly traded magazine company).

(4)

Mr. Tysoe is a director of Canadian Imperial Bank of Commerce, Cintas Corporation (a publicly traded company providing specialized services, including uniform programs and other products, to businesses), J. C. Penney Company, Inc. (a publicly traded apparel and home furnishing retailer), and Taubman Centers, Inc. (a publicly traded real estate company that owns and operates regional shopping centers). He was previously a director of NRDC Acquisition Corporation, Ohio Casualty Corporation (a then-publicly traded casualty insurance company) and Pzena Investment Management, Inc. (a publicly traded investment management company).

(5)

Mr. Galloway is a director of Toromont Industries (a Caterpillar machinery dealer). He was previously chair of Bank of Montreal and a director of Shell Canada, Cognos Inc. and Abitibi Consolidated. He was chair of Hospital for Sick Children in Toronto from 2002-2005 and on the board for thirteen years.

(6)	Ms. Parham is a director of Laboratory Corporation of America Holdings (a publicly traded independent clinical laboratory company).
(7)	Mrs. Peirce is a director of The E. W. Scripps Company.
(8)	Mr. Scripps is a first cousin once removed of Mrs. Peirce.

REPORT ON THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of January 31, 2016, unless indicated otherwise in the footnotes below, of more than 5 percent of the Company’s outstanding Class A Common Shares or Common Voting Shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

	Total Shares to be Beneficially Owned		Percentage of Total(1)
Name and Address of Beneficial Owner	Class A Common Shares	Common Voting Shares	Class A Common Shares	Common Voting Shares
GREATER THAN FIVE PERCENT SHAREHOLDERS
Signatories to Scripps Family Agreement(2)	—	31,066,422	—	91.8%
c/o Tracy Tunney Ward Miramar Services, Inc. 250 Grandview Ave., Suite 400 Fort Mitchell, KY 41017
Southeastern Asset Management, Inc.(3)	13,064,835	—	13.8%	—
6410 Poplar Ave., Suite 900 Memphis, TN 38119
BlackRock, Inc.(4)	7,358,656	—	7.8%	—
55 East 52nd Street New York, NY 10022
The Vanguard Group(5)	6,891,877	—	7.3%	—
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)

Percentage of class is based on 94,863,550 Class A Common Shares and 33,850,481 Common Voting Shares outstanding as of January 31, 2016. Subject to the Scripps Family Agreement, each Common Voting Share is convertible at no cost and at any time into one Class A Common Share. The Percentage of Total Class A Common Shares does not give effect to the conversion of any Common Voting Shares into Class A Common Shares.

(2)

Certain descendants of Robert P. Scripps, descendants of John P. Scripps, certain trusts of which descendants of John P. Scripps or Robert P. Scripps are trustees or beneficiaries and an estate of a descendent of Robert P. Scripps are signatories to the Amended and Restated Scripps Family Agreement, dated May 19, 2015 (the “Scripps Family Agreement”), which governs the transfer and voting of all Common Voting Shares held by such signatories. The information in the table and this footnote is based on Amendment No. 9 to a Schedule 13D filed with the SEC on December 31, 2015 by the signatories to the Scripps Family Agreement. The signatories to the Scripps Family Agreement report shared voting power with each other with respect to the Common Voting Shares shown in the table because such shares will be voted as instructed by a vote conducted in accordance with the procedures set forth in the Scripps Family Agreement. The shares shown in the table do not include the following Common Voting Shares (the “Minors’ Shares”) that are held on behalf of persons who were minors at the time such shares were distributed from The Edward W. Scripps Trust (each, a “Minor”), and are not parties or subject to the Scripps Family Agreement: (a) 1,604,000 Common Voting Shares held by two signatories to the Scripps Family Agreement as co-guardians for a Minor and (b) 801,999 Common Voting Shares held by trusts for the benefit of Minors with respect to which another signatory to the Scripps Family Agreement serves as trust advisor.

The signatories to the Scripps Family Agreement also report that they individually beneficially own, in the aggregate, an additional 12,671,552 Class A Common Shares (13.4% of the outstanding Class A Common Shares), including an additional 37,405 Class A Common Shares, 4,376 Class A Common Shares, 45,973 Class A Common Shares, 17,136 Class A Common Shares and 17,136 Class A Common Shares, respectively, that Mary McCabe Peirce and Wesley W. Scripps (each of whom is a director of the Company), Nackey Scagliotti, Edward W. Scripps, Jr. and Paul K. Scripps have the right to acquire within 60 days pursuant to outstanding stock options. None of the Class A Common Shares are subject to the Scripps Family Agreement.

If the Scripps Family Agreement is not considered, none of the signatories to the Scripps Family Agreement currently beneficially owns more than 5% of the Company’s outstanding Class A Common Shares or Common Voting Shares, other than: (i) Virginia S. Vasquez and Rebecca Scripps Brickner, who beneficially own 2,405,650 and 2,405,850 Common Voting Shares, respectively (7.1% of the outstanding Common Voting Shares), including shares held by the Estate of Robert P. Scripps, Jr., of which they are co-executors, (ii) Mary McCabe Peirce, who beneficially owns 2,404,000 Common Voting Shares (7.1% of the outstanding Common Voting Shares), including 1,604,000 Minor’s Shares as to which she and Elizabeth A. Logan may be deemed to share beneficial ownership as co-guardians (which are not subject to the Scripps Family Agreement), (iii) Eaton M. Scripps, who beneficially owns 2,283,289 Common Voting Shares (6.7% of the outstanding Common Voting Shares), (iv) Charles Kyne McCabe, who beneficially owns 2,269,000 Common Voting Shares (6.7% of the outstanding Common Voting Shares), and (v) Edward W. Scripps, Jr., who beneficially owns 1,713,211 Common Voting Shares (5.1% of outstanding Common Voting Shares).

The signatories to the Scripps Family Agreement filing the Amendment No. 9 to Schedule 13D were Adam R. Scripps, Anne La Dow, Anne M. La Dow Trust under Agreement dated 10/27/2011, Anthony S. Granado, Austin S. Heidt, Barbara Victoria Scripps Evans, Careen Cardin, Charles E. Scripps, Jr., Charles Kyne McCabe, Charles L. Barmonde, Cody Dubuc, Corina S.

Granado, Crystal Vasquez Lozano, Cynthia J. Scripps, Douglas A. Evans, Douglas A. Evans 1983 Trust, Eaton M. Scripps, Edward W. Scripps, Jr., Eli W. Scripps, Elizabeth A. Logan, Elizabeth Scripps, Ellen B. Granado, Ellen M. Scripps Kaheny, Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014, Estate of Robert P. Scripps, Jr., Eva Scripps Attal, Gerald J. Scripps, Geraldine Scripps Granado, J. Sebastian Scripps, James Bryce Vasquez, Jenny Sue Scripps Mitchell, Jessica L. Scripps, Jimmy R. Scripps, John P. Scripps, John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84, John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84, John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, John Patrick Scripps, John Peter Scripps 2013 Revocable Trust, Jonathan L. Scripps, Julia Scripps Heidt, Kendall S. Barmonde, Keon Korey Vasquez, La Dow Family Trust under agreement dated 6/29/2004, Manuel E. Granado, Margaret Scripps Klenzing, Marilyn S. Wade, Mary Ann S. Sanchez, Mary Peirce, Maxwell Christopher Logan, Megan Scripps Tagliaferri, R. Michael Scagliotti, Molly E. McCabe, Monica Holcomb, Nackey E. Scagliotti, Nathaniel W. Heidt, Paul K. Scripps, Peggy Scripps Evans, Peter M. Scripps, Peter R. La Dow, Raymundo H. Granado, Jr., Rebecca Scripps Brickner, Robert S. Heidt III, Samantha J. Brickner, Savannah Brickner, The Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust), The Paul K. Scripps Family Revocable Trust, The Peter M. Scripps Trust under agreement dated 11/13/2002, Thomas S. Evans, Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12, Victoria S. Evans Trust under agreement dated 5/19/2004, Virginia S. Vasquez, Wendy E. Scripps, William A. Scripps, William H. Scripps, Kathy Scripps, Scripps Family 1992 Revocable Trust, dated 06-09-92, Sam D.F. Scripps, Samuel Joseph Logan, Welland H. Scripps, Wesley W. Scripps and William A. Scripps Jr.

(3)

This information is based on a Schedule 13G filed with the SEC by Southeastern Asset Management, Inc. on February 12, 2016. According to the filing, Southeastern Asset Management, Inc. holds sole voting power with respect to 4,559,472 Class A Common Shares, shared voting power with respect to 7,986,400 Class A Common Shares, sole dispositive power with respect to 5,078,435 Class A Common Shares and shared dispositive power with respect to 7,986,400 Class A Common Shares.

(4)

This information is based on a Schedule 13G filed with the SEC by BlackRock, Inc. on January 27, 2016. According to the filing, BlackRock, Inc. holds sole voting power with respect to 6,477,039 Class A Common Shares and sole dispositive power with respect to 7,358,656 Class A Common Shares.

(5)

This information is based on a Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2016. According to the filing, The Vanguard Group holds sole voting power with respect to 173,642 Class A Common Shares, sole dispositive power with respect to 6,713,032 Class A Common Shares, shared voting power with respect to 7,100 Class A Common Shares, and shared dispositive power with respect to 178,845 Class A Common Shares.

The Scripps Family Agreement

General.     The Edward W. Scripps Trust (the “Trust”), the former controlling shareholder of the Company, ended on October 18, 2012 upon the death of Robert P. Scripps, a grandson of the founder. He was the last of Edward W. Scripps’ grandchildren upon whom the duration of the Trust was based. In March and September of 2013, the Trust distributed the Class A Common Shares and Common Voting Shares held by the Trust to the beneficiaries of the Trust and to trust and guardian arrangements on behalf of the Minors.

Certain beneficiaries of the Trust and their descendants and certain members of the John P. Scripps family and trusts for their benefit are signatories to the Scripps Family Agreement, which governs the transfer and voting of Common Voting Shares.

The Minors’ Shares are not subject to the Scripps Family Agreement, and the Minors may or may not become parties in the future.

Voting Provisions of the Scripps Family Agreement.    Section 9 of the Scripps Family Agreement provides that the Company will call a meeting of the signatories to the Scripps Family Agreement (the “Signatories”) prior to each annual or special meeting of the shareholders of the Company. At each of these meetings, the Company will discuss with the Signatories each matter, including election of directors, that the Company will submit to the holders of Common Voting Shares at the annual meeting or special meeting with respect to which the meeting under the Scripps Family Agreement has been called. Each Signatory is entitled, either in person or by proxy, to cast one vote for each Common Voting Share owned of record or beneficially by the Signatory on each matter brought for a vote at the meeting. Each Signatory is bound by the decision reached by majority vote with respect to each such matter, and at the related annual or special meeting of the shareholders of the Company each Signatory is required to vote the Signatory’s Common Voting Shares in accordance with the decisions reached at the meeting of the Signatories.

The Signatories have informed the Company that at a March 10, 2016 meeting of the Signatories held pursuant to the Scripps Family Agreement, the Signatories approved election of the eight director nominees to be voted on by the holders of Common Voting Shares and approved Proposal 2. Accordingly, based on such approval, the Signatories have informed the Company that they will vote the Common Voting Shares held of record by them in favor of such nominees and for Proposal 2 at the annual meeting of shareholders.

Transfer Restrictions of the Scripps Family Agreement.    Signatories cannot dispose of any Common Voting Shares (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase the shares. Signatories cannot convert Common Voting Shares into Class A Common Shares except for a limited period of time after giving other Signatories and the Company the opportunity to purchase such shares and in certain other limited circumstances.

Signatories are permitted to transfer Common Voting Shares to (a) their lineal descendants, and (b) certain charitable organizations, trusts and entities that are controlled by, or for which the power to vote and dispose of the Common Voting Shares is directed by, descendants of Robert P. Scripps or John P. Scripps.  Descendants to whom the shares are sold or transferred outright, and trustees and other persons with voting and dispositive power with respect to charitable organizations, trusts and entities into which such shares are transferred, must become parties to the Scripps Family Agreement or the shares will be deemed to be offered for sale pursuant to the Scripps Family Agreement. Signatories also are permitted to transfer Common Voting Shares by testamentary transfer to their spouses provided the shares are converted to Class A Common Shares and to pledge the shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert P. Scripps or John P. Scripps, or if a person who is a descendant of Robert P. Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares will be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of Common Voting Shares made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Shares.

Duration of the Scripps Family Agreement.    The provisions restricting transfer of Common Voting Shares under the Scripps Family Agreement will continue until 21 years after the death of the last survivor of the descendants of Robert P. Scripps and John P. Scripps alive when the Trust terminated. The provisions of the Scripps Family Agreement governing the voting of Common Voting Shares will be effective for a 10-year period after termination of the Trust and may be renewed for additional 10-year periods.

Beneficial Ownership by Executive Officers and Directors

The following table sets forth certain information with respect to the beneficial ownership of Class A Common Shares and Common Voting Shares by the Company’s executive officers and directors as of January 31, 2016.*

						Percentage of Total(1)
Name of Beneficial Owner:	Class A Common Shares(1)	Exercisable Options(2)	Vested Restricted Stock Units(3)	Total Class A Common Shares(4)	Common Voting Shares(1)	Class A Common Shares	Common Voting Shares
Gina L. Bianchini	3,637	18,471	1,077	23,185	0	*	*
Michael R. Costa	6,962	22,765	1,077	30,804	0	*	*
David A. Galloway	4,137	42,567	1,077	47,781	0	*	*
Cynthia L. Gibson	21,822	59,459	6,116	87,397	0	*	*
Mark S. Hale	28,820	96,370	5,776	130,966	0	*	*
Lori A. Hickok	14,378	78,745	15,365	108,488	0	*	*
Burton F. Jablin	26,746	100,077	45,597	172,420	0	*	*
Kenneth W. Lowe	307,925	538,184	99,792	945,901	0	1.0%	*
Donald E. Meihaus	0	5,162	1,077	6,239	0	*	*
Jarl Mohn(5)	22,299	42,567	1,077	65,943	0	*	*
Joseph G. NeCastro	14,706	201,627	66,973	283,306	0	*	*
Richelle P. Parham	3,637	18,471	1,077	23,185	0	*	*
Nicholas B. Paumgarten(6)	21,668	60,126	1,077	82,871	0	*	*
Mary M. Peirce(7)	79,997	37,405	1,077	118,479	32,670,422	*	96.5%
Nello-John Pesci, Jr.	3,435	17,519	6,531	27,485	0	*	*
Jeffrey Sagansky	11,580	18,471	1,077	31,128	0	*	*
Wesley W. Scripps(7)	1,199	4,376	1,077	6,652	31,066,422	*	91.8%
Ronald W. Tysoe	3,637	27,996	1,077	32,710	0	*	*
All directors & executive	576,585	1,390,358	257,997	2,224,940	32,670,422	2.3%	96.5%
officers as a group (18 persons)

*	Shares owned represent less than 1% of the outstanding shares of such class of stock.
(1)

The shares listed for each of the officers and directors represent his or her direct or indirect beneficial ownership of Class A Common Shares and Common Voting Shares. None of the shares listed for any officer or director is pledged as security for any obligation, such as pursuant to a loan arrangement or agreement or pursuant to any margin account agreement. Percentage of class is based on 94,863,550 Class A Common Shares and 33,850,481 Common Voting Shares outstanding as of January 31, 2016. Subject to the Scripps Family Agreement, each Common Voting Share is convertible at no cost and at any time into one Class A Common Share. The Percentage of Total Class A Common Shares does not give effect to the conversion of any Common Voting Shares into Class A Common Shares.

(2)

The shares listed for each of the executive officers and directors include Class A Common Shares underlying exercisable options at January 31, 2016 and options that will be exercisable within 60 days after January 31, 2016 and options that will vest upon retirement.

(3)

The shares listed for each of the executive officers and directors include Class A Common Shares underlying RSUs at January 31, 2016 and restricted stock units that will be vested within 60 days of January 31, 2016 and RSUs that will vest upon retirement.

(4)

The shares listed do not include any phantom share units held by a director in a phantom share account under the 2008 Deferred Compensation Plan for Directors. The following directors have been credited with the following number of phantom share units in such accounts as of December 31, 2015: Mr. Galloway — 23,342.65; Mr. Paumgarten — 17,107.20 and Mr. Tysoe — 27,837.11. The directors do not have voting or investment power with respect to any of these phantom share units.

(5)	The shares for Mr. Mohn include 100 shares held in an S corporation that is 100 percent controlled by The Mohn Family Trust.
(6)	The shares listed for Mr. Paumgarten include 1,700 shares owned by his wife. Mr. Paumgarten disclaims beneficial ownership of such shares.
(7)

The shares listed for Mrs. Peirce include 1,638,108 Class A Shares and 1,604,000 Common Voting Shares held as co-guardian on behalf of a Minor. Mrs. Peirce and Mr. Scripps are signatories to the Scripps Family Agreement. See “The Scripps Family Agreement” and footnote (2) to the preceding table.

REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

2015 Board Meetings

During 2015, the Board held four regularly scheduled meetings and four special meetings. All directors attended at least 75 percent of the meetings of the Board and of the committees on which they served during the year ended December 31, 2015.

Executive Sessions of Directors

Executive sessions of non-management directors are held periodically. A lead director selected by the Board or another non-management director selected by the Board at the time of the meeting presides at each of these meetings. Nicholas B. Paumgarten currently is serving as the lead director.

Committee Charters

The charters of the audit, compensation and nominating and governance committees are available for review on the Company’s website at www.scrippsnetworksinteractive.com by first clicking on “Investors,” then “Corporate Governance,” then “Governance Highlights,” and then on each committee’s name. Copies are available in print to any shareholder who requests a copy by contacting the corporate secretary at 9721 Sherrill Blvd., Knoxville, Tennessee 37932.

Committees of the Board of Directors

Executive Committee.    Kenneth W. Lowe, Chair, Nicholas B. Paumgarten and Mary M. Peirce are the members of the Executive Committee. The Board may delegate authority to the Executive Committee to exercise certain powers of the Board in the management of the business and affairs of the Company between Board meetings. The Executive Committee did not meet in 2015.

Audit Committee.    Ronald W. Tysoe, Chair, Michael R. Costa, Donald E. Meihaus, Richelle P. Parham and Jeffrey Sagansky are the members of the Audit Committee. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to: (1) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (2) the performance of the internal audit services function; (3) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence, performance and fees; (4) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (5) the evaluation of enterprise risk issues; and (6) the fulfillment of all other responsibilities as outlined in its charter. The internal and independent auditors have unrestricted access to the Audit Committee. The Audit Committee meets privately with each of the independent auditors, the internal auditors and management. During 2015, the Audit Committee held seven meetings. Each member of the Audit Committee is financially literate, under applicable Securities and Exchange Commission (“SEC”) and NASDAQ Global Select Market (“NASDAQ”) standards. In addition, Mr. Tysoe and Mr. Costa each is an audit committee financial expert, as defined under SEC regulations. No member of the Audit Committee may receive any compensation, consulting, advisory or other fee from the Company, other than the Board compensation described elsewhere in this proxy statement, as determined in accordance with applicable SEC and NASDAQ rules.

The Company does not limit the number of other audit committees on which the members serve; however, in each case, the Board evaluates and determines whether commitments to serve on other audit committees impairs such member’s effective service to the Company. Messrs. Tysoe and Sagansky currently serve on the audit committees of two public companies, in addition to service on the Audit Committee of the Company. The Company’s Board reviewed these service commitments and determined that such simultaneous service does not impair their ability to effectively serve on the Company’s Audit Committee.

Compensation Committee.    Jarl Mohn, Chair, Gina L. Bianchini, Michael R. Costa, David A. Galloway, and Ronald W. Tysoe are the members of the Compensation Committee.

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s officers. The Compensation Committee reviews and approves the Company’s goals and objectives relevant to compensation of senior management and evaluates the performance of senior management in light of those goals and objectives. With respect to the senior managers, the Compensation Committee establishes base compensation levels, the terms of incentive compensation plans and equity-based plans and post-service arrangements. The Compensation Committee approves all awards under the Company’s Long-Term Incentive Plan and approves awards under the Company’s Executive Annual Incentive Plan. The Compensation Committee reviews all of the components of the chief executive officer’s compensation, including goals and objectives, and makes recommendations to the Board.

With respect to any funded employee benefit plans, the Compensation Committee appoints and monitors named fiduciaries. On an annual basis, the Compensation Committee reviews the operation of the Company’s compensation program to evaluate its coordination and execution and reviews any management perquisites. The Compensation Committee reviews succession planning relating to positions held by senior officers and makes recommendations with respect thereto to the Board. The Compensation Committee has the authority to engage outside consultants to assist in determining appropriate compensation levels for the chief executive officer, other senior managers and directors. The Compensation Committee is also responsible for producing an annual report for inclusion in the Company’s proxy statement and for reviewing and approving the Compensation Discussion & Analysis and related compensation disclosure. During 2015, the Compensation Committee held five meetings.

Nominating and Governance Committee.    Jeffrey Sagansky, Chair, Gina L. Bianchini, Donald E. Meihaus, Nicholas B. Paumgarten, Mary McCabe Peirce and Wesley W. Scripps are the members of the Nominating and Governance Committee. The purpose is to: (1) to assist the Board by identifying individuals qualified to become board members and to recommend director nominees to the Board and to the signatories to the Scripps Family Agreement; (2) to recommend to the Board the Corporate Governance Principles applicable to the Company; (3) to lead the Board in its annual review of the Board’s performance; (4) to recommend to the Board nominees for each committee of the Board; and (5) to review and make recommendations with respect to director compensation to the Board. During 2015, the Nominating and Governance Committee held four meetings.

Pricing Committee.    Ronald W. Tysoe, Jarl Mohn and Michael R. Costa are the members of a special Pricing Committee appointed by the Board to review material distribution agreements. The Pricing Committee did not meet in 2015.

Digital Advisory Committee.    Gina L. Bianchini, Chair, Jarl Mohn, Richelle P. Parham and Wesley W. Scripps are the members of the ad hoc Digital Advisory Committee appointed by the Board in November 2012 to further the Company’s on-going commitment to create viable, profitable and growing interactive content strategies and businesses. The Digital Advisory Committee met twice in 2015.

Special Committee.    A special committee of the Board, consisting of Jarl Mohn, Nicholas B. Paumgarten, Jeffrey Sagansky and Ronald W. Tysoe (each of the directors elected by the holders of the Class A Common Shares), was appointed by the Board in December 2014 to review and approve the purchase by the Company pursuant to the Company’s ongoing share repurchase program of Class A Common Shares offered for sale by certain signatories to the Scripps Family Agreement. The special committee did not meet in 2015.

CORPORATE GOVERNANCE

The Board is committed to good corporate governance, good business practices and transparency in financial reporting. The Nominating and Governance Committee annually reviews the Company’s Corporate Governance Principles, a copy of which is available on the Company’s website by clicking on “Investors,” then “Corporate Governance,” and “Governance Highlights.” Copies are available in print to any shareholder who requests a copy by contacting the corporate secretary at 9721 Sherrill Blvd., Knoxville, Tennessee 37932.

Code of Ethics

The Company demonstrates its commitment to operate at the highest ethical standards by enforcing the principles in its Code of Ethics which is applicable to all employees. The Company’s Chief Ethics and Compliance Officer is responsible for implementation and oversight of the ethics program. Additionally, the Company has in place a Code of Business Conduct and Ethics for the Chief Executive Officer and the Senior Financial Officers. It is the responsibility of the Audit Committee and the Chief Financial Officer to make sure that this policy is operative and has effective reporting and enforcement mechanisms. The Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers is available for review on the Company’s website and to any shareholder who requests a printed copy. Amendments to the policies and waivers of provisions applicable to executive officers or directors may only be made by the Board or an authorized committee of the Board. Any such amendment or waiver will be promptly disclosed on the Company’s website within four business days.

The Company believes it has an obligation to provide employees with the guidance and support needed to ensure that the best, most ethical choices are made at work. To support this commitment, the Company established a means for employees to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Ethics relating, among other things, to: accounting and auditing matters; antitrust activity; confidentiality and misappropriation; conflicts of interest, discrimination or harassment; diverting of product or business activity; embezzlement; falsification of contracts, reports or records; gifts or entertainment; improper supplier or contractor activity; securities violations; sexual harassment; substance abuse; theft; or unsafe working conditions. To submit a report, an employee may call a toll-free number that is answered by a trained professional of EthicsPoint, an independent firm. This number (888-258-3507) is operational 24 hours a day, seven days a week. Employees may also raise questions online through the Internet (www.ethicspoint.com).

Charitable Contributions

The Company has not made any charitable contributions, where the amount has exceeded $1 million or 2 percent of such charity’s consolidated gross revenues, to any charitable organization of which a director is an executive officer.

Board Leadership Structure

Kenneth W. Lowe serves as both the Chairman of the Company’s Board and as its President and Chief Executive Officer. The Board has also appointed an independent lead director, Nicholas B. Paumgarten, who presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors. The lead director also serves as a liaison between the Chairman, President and Chief Executive Officer and the independent directors, which includes sharing with the Chairman, President and Chief Executive Officer such observations, comments or concerns as he and the other independent directors deem appropriate, reviews with the Chairman, President and Chief Executive Officer matters to be presented to the Board and has the authority to call meetings of the independent directors. The Company’s enterprise risk issues are reviewed by the Audit Committee, which reports on such issues to the Board based on periodic reports from management. The Chairman, President and Chief Executive Officer’s performance is reviewed annually by the Compensation Committee, which reports such determinations to the Board. The Company deems this leadership structure appropriate as it promotes efficiency in communications between the Chairman, President and Chief Executive Officer and the Board while monitoring effective independent board oversight over the President and Chief Executive Officer. The Company also believes that its leadership structure supports the risk oversight function of the Board described in more detail below.

Board Role in Risk Oversight

Risk oversight is primarily the responsibility of Company management, while the Board has ultimate responsibility for overseeing management’s risk management processes. The Board uses various means to fulfill this responsibility. Certain risks that fall under the purview of a particular committee are monitored by that committee, which then reports to the full Board as appropriate. Each of the committees of the Board addresses risks that fall within the committee’s areas of responsibility. For example, the Audit Committee reviews management’s enterprise risk management report, management’s audit plan and reports, legal and regulatory reports, treasury and insurance operations, the Company’s information technology risks and mitigation strategies, the tax function, and the Company's business code of conduct and compliance program. These management reports address significant risks such as operational, strategic, legal, regulatory, financial, technological, and reputational risks. The Compensation Committee addresses risks arising out of the Company’s executive compensation programs.

Certain risks that might relate to various market and economic assumptions that might be key risk indicators to the Company’s growth and strategic plans are addressed in connection with the Board’s annual review of the Company’s strategic plan and planning process. The Board also has the opportunity to address such risks at each Board meeting in connection with its regular review of significant business and financial developments as presented by management. The Board also reviews risks arising out of specific significant transactions when these transactions are presented to the Board for review or approval.

Communications with the Board

Shareholders and other interested parties wishing to communicate with the independent directors as a group or with any individual director (including the lead director) may do so by addressing a letter to the independent directors or to the individual director and sending it to them in care of the corporate secretary at 9721 Sherrill Blvd., Knoxville, Tennessee 37932. For those who wish to send such communications via e-mail, they can do so to estratigeas@scrippsnetworks.com. A majority of the independent directors have instructed the corporate secretary to review all communications so received, and to forward directly to the independent directors or the individual director all such communications, except for communications unrelated to the function of the Board. Any communications not forwarded will be retained for one year, and any independent director may request the corporate secretary to forward to the independent director any such communication. The corporate secretary will not share direct communications to the independent directors or an individual director with any other member of management unless instructed to do so by the lead director or the independent director to whom the communication was addressed.

Director Attendance at Annual Meetings of Shareholders

The Company does not have a policy with regard to attendance by the directors at the Annual Meeting of Shareholders. Directors are strongly encouraged to attend the Annual Meeting of Shareholders. At last year’s Annual Meeting of Shareholders, all directors were present.

Director Education

New directors attend a training session that introduces them to the Company’s operations and to the members of management. Thereafter, directors are informed on a regular basis of various director educational programs offered by governance and director organizations. The Company pays for the continuing education of its directors. The director orientation policy is reviewed by the Nominating and Governance Committee annually.

Director Independence — Audit Committee

The Board of the Company has determined that none of the current members of the Audit Committee has any relationship with the Company that could interfere with his or her exercise of independence from management and the Company. Each of the members satisfies the definitions of independence set forth in the rules promulgated under the applicable rules of the SEC, the Sarbanes-Oxley Act and in the listing standards of NASDAQ.

Director Independence — Controlled Company Status

NASDAQ requires listed companies to have a majority of independent directors on their board of directors and to ensure that their audit committee, compensation committee and nominating and governance committee are composed solely of independent directors as well. A company that qualifies as a “controlled company” does not have to comply with these requirements, other than the audit committee independence requirement, so long as the company discloses to shareholders that the company qualifies as a “controlled company” and is relying on this exemption in not having a majority of independent directors on the Board or solely independent directors on either of the compensation or nominating and governance committees. A “controlled company” is a listed company of which more than 50 percent of the voting power for the election of directors is held by an individual, a group, or another company. Signatories to the Scripps Family Agreement hold a majority of the Company’s outstanding Common Voting Shares and as such the Company qualifies as a “controlled company” and may rely on the NASDAQ exemption. The Company is not relying at present on that exemption.

Director Independence

The Company has determined that all of the directors, other than Kenneth W. Lowe, have no material relationship with the Company and are independent under the criteria set forth in applicable rules of the SEC, the listing standards of NASDAQ and the Company’s Corporate Governance Principles. Additionally, all of the members of the Audit Committee, Nominating and Governance Committee and the Compensation Committee are independent under such standards.

Nominations for Directors

The Nominating and Governance Committee will review any candidate recommended by a shareholder of the Company in light of the Nominating and Governance Committee’s criteria for selection of new directors. If a shareholder wishes to recommend a candidate, he or she should send the recommendation, with a description of the candidate’s qualifications, to: Chair, Nominating and Governance Committee, c/o Ms. Eleni Vatsis Stratigeas, Scripps Networks Interactive, Inc., 9721 Sherrill Blvd., Knoxville, TN 37932.

In the past, the Nominating and Governance Committee has hired an independent consultant to assist with the identification and evaluation of director nominees and may do so in the future.

Nomination for Directors — Qualification Standards

When selecting new director nominees, the Nominating and Governance Committee considers requirements of applicable law and listing standards, as well as the director qualification standards highlighted in the Company’s Corporate Governance Principles. The Nominating and Governance Committee seeks diversity on the Board in terms of skills and experience and other factors. The Nominating and Governance Committee is responsible for reviewing with the Board the experience, qualifications, attributes and skills of nominees as well as the diversity and composition of the Board as a whole. A person considered for nomination to the Board must be a person of high integrity. Other factors considered are independence, age, skills, and experience in the context of the needs of the Board. The Nominating and Governance Committee makes recommendations to the Board regarding the selection of director nominees. The Nominating and Governance Committee is required to review annually the effectiveness of the Company’s Corporate Governance Principles, including the provisions regarding director qualifications (including diversity) that are part of the Corporate Governance Principles.

Compensation Discussion & Analysis

In this section, we describe our compensation philosophy objectives and programs for our Chairman, President  & Chief Executive Officer (“CEO”) and our other NEOs. The CD&A provides:

•	A summary of our business results and the alignment between executive pay and long-term Company performance;
•	How our Board’s Compensation Committee determines compensation design and pay levels for specific 2015 decisions, including our compensation governance approach; and
•	A detailed description of the elements of the Company’s executive compensation program.

Executive Summary

Our executive compensation program is designed to reward financial results and effective strategic leadership to build sustainable value for shareholders, by correlating the timing and amount of actual pay with performance goals over various time horizons without excessive risk-taking.

As part of our historic compensation governance protocol, we annually review the appropriate group of peer companies upon which we benchmark all elements of compensation program design and company-wide pay levels. During 2015, we achieved significant international growth both organically and through our acquisition of TVN. Our compensation decisions and program designs for our NEOs, as discussed in this section, are intended to focus on the long-term growth of the organization.

Our NEOs for Fiscal 2015 were:

Name	Current Title	Previous Title
Kenneth W. Lowe	Chairman, President & Chief Executive Officer	-
Lori Hickok	Executive Vice President, Chief Financial Officer (February 19, 2015)	Executive Vice President, Finance
Burton F. Jablin	Chief Operating Officer, Scripps Networks Interactive (August 20, 2015)	President, Scripps Networks
Joseph G. NeCastro	Chief Development Officer (February 19, 2015)	Chief Financial & Administrative Officer
Cynthia L. Gibson	Executive Vice President, Chief Legal Officer	-
Mark S. Hale	Executive Vice President, Global Operations & Chief Technology Officer	-

Fiscal 2015 Business Review

Scripps Networks Interactive is one of the leading global developers of lifestyle-oriented content for linear and interactive video platforms, including television and the internet, with respected, high-profile brands. Our businesses operate internationally and engage audiences to efficiently serve advertisers by delivering entertaining and highly-useful content that focuses on specifically-defined topics of interest.

We seek to engage audiences worldwide that are highly-desirable to advertisers with entertaining and informative lifestyle content that is produced for television, the internet and alternative media platforms. We intend to expand and enhance our lifestyle brands through creating popular new programming and content, distributing on various platforms, such as mobile phones, tablets and video-on-demand, licensing of content and branded consumer products and increasing our international footprint.

The growth of our international business organically, as well as through acquisition and joint ventures, has been, and continues to be, a strategic priority for the Company. During 2015, we completed the acquisition of TVN, a Polish media company, which operates a portfolio of 13 free-to-air and pay-TV lifestyle and entertainment networks. As a result of this acquisition, we now have two reportable segments: U.S. Networks and International Networks.

U.S. Networks includes our six domestic television networks: HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and Great American Country.  Additionally, U.S. Networks includes websites associated with the aforementioned television brands and other internet and mobile businesses serving home, food, travel and other lifestyle-related categories.

International Networks includes the lifestyle-oriented networks, including TVN. Our lifestyle-oriented channels are available in the United Kingdom, other European markets, the Middle East and Africa, Asia Pacific and Latin America. We currently broadcast 39 international feeds, reaching approximately 265 million subscribers under the HGTV, DIY, Food Network, AFC, Cooking Channel, Fine Living and Travel Channel brands, as well as the TVN network portfolio.

Our businesses earn revenues from advertising sales, affiliate fees and ancillary sales, including licensing of our content to third parties and our brands for consumer products. Programming expenses, employee costs and marketing and advertising expenses are our primary operating costs.

Consolidated operating revenues, including the results of TVN for six months of the year, were $3,018.3 million in 2015 compared with $2,665.5 million in 2014, an increase of $352.8 million, or 13.2%. Consolidated advertising revenues were $2.063 billion in 2015, up 13.6% over 2014 driven by higher demand and pricing, while consolidated affiliate fee revenues were $875.0 million in 2015, up 9.5% over 2014.

Consolidated segment profit was $1,245.7 million in 2015 compared with $1,121.8 million in 2014, an increase of $123.9 million, or 11.0%.

Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, investment results and certain other items included in net income determined in accordance with accounting principles generally accepted in the United States of America (GAAP). The Company’s Chief Operating Decision Maker evaluates the operating performance of businesses and make decisions about the allocation of resources to our businesses using a non-GAAP measure we call segment profit. Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. A reconciliation of segment profit to operating income determined in accordance with GAAP is provided for on page F-7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Consolidated net income attributable to the Company was $606.8 million, or $4.66 per diluted share, in 2015 compared with $545.3 million, or $3.83 per diluted share, in 2014.

Key Fiscal 2015 Executive Compensation Decisions

Important decisions and payouts related to 2015 are recapped below, and discussed in greater detail in the remainder of the CD&A.

Base Salary

Five NEOs, with the exception of Ms. Hickok, received base salary increases effective January 1, 2015 ranging from 3.3% to 5.0% based on individual contributions to overall corporate results and salary level relative to market. Ms. Hickok received a 25% base salary increase which included her merit increase and in recognition of her promotion to EVP, Chief Financial Officer. Mr. Jablin received a base salary increase of 12.9% effective August 1, 2015 in conjunction with his promotion to Chief Operating Officer and additional scope of responsibilities.

Annual Incentives

Our financial goals, segment profit and revenue, were achieved at 101.97% and 100.31% of target respectively, resulting in a payout of 106.9% of target. These achievements represent 3.3% growth in segment profit over 2014 and 4.8% growth in revenues over 2014.

Long-term Incentives

All NEOs received a 2014 PBRSU grant, for which the Company’s Total Shareholder Return (“TSR”) was at the 15th percentile as compared to companies in the S&P 500 for the two-year period ending December 31, 2015, resulting in performance below threshold level and therefore no payout.

Employment Arrangements	We entered into new or amended employment contracts with certain NEOs to reflect their new roles and responsibilities.

Business Results’ Impact on Compensation

We establish target compensation at the beginning of the performance period. An executive’s actual pay will be above or below the target level based on individual, organizational and stock performance. A substantial portion of each NEO’s compensation is in the form of equity and correlated with stock price performance so as the stock price rises or falls, so does the NEO’s actual compensation.

We employ a variety of quantitative criteria to assess the performance of our executives. Our objectives include achieving certain segment profit and revenue targets and exceeding the median total shareholder return of our peers. The charts below illustrate the relationship between performance and our CEO’s compensation.

Earned stock options, time-based RSUs and PBRSUs represent value of awards granted in 2012, 2013 and 2014 that vested in 2015 and PBRSU awards granted in 2014 and earned in 2015. All equity awards are valued based on the Company’s share price on December 31, 2015.

Compensation Process Overview

Below we highlight certain executive compensation practices that we consider instrumental in driving Company performance while mitigating risk, as well as practices that we avoid because we do not believe they would serve the interests of our shareholders.

Our Compensation Core Values

Market Competitive Benchmark pay based on size-adjusted median of companies we compete with for business and for talent	Review Peer Group Annually review peer group for appropriateness, and adjust when necessary to ensure a relevant comparison for executive compensation decisions	Focus on Performance Maintain a pay mix that is heavily performance-based
Diversified Metrics over Varying Time Horizons Use different performance metrics in annual incentive plan and long-term incentive plan, to avoid heavy reliance on one definition of success	Program Transparency Fully disclose the financial performance drivers in numeric terms, used in our incentive programs

Performance Reviews & Risk Consideration

Compensation Committee annually reviews performance goals for annual and long-term incentive awards to confirm using diversified and rigorous, yet attainable targets, and avoiding excessive risk taking

Restrictive Covenants NEOs are subject to restrictive covenants upon separation, including non-compete, non-solicitation and non-disclosure obligations	Independent Committee Consultant Retain an independent compensation consultant engaged by, and reporting directly to, the Compensation Committee	Review Committee Charter Review charter annually to maintain strong oversight and governance protocols
Clawback Policy Maintain a clawback policy to permit repayment or forfeitures of compensation based on restated financial results	No Hedging Do not permit hedging transactions or short sales by executives or directors	No Excise Tax Gross-Ups for New Employees Eliminated excise tax gross-up provisions to new executives
Substantial Stock Ownership Guidelines Maintain stock ownership guidelines for executives	Double Trigger Vesting Require double trigger vesting for cash severance payments for termination following a change in control	No Backdating Do not backdate stock options or reprice without shareholder approval

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing and approving the Company’s executive compensation policies, plan designs and the compensation of our senior officers, including our NEOs. The Compensation Committee considers various factors in making compensation determinations, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting the Company’s short and long-term strategic objectives, and overall financial performance. Additionally, the Compensation Committee coordinates the full Board’s annual review of the CEO’s performance and considers the Board’s assessment in its compensation decisions related to the CEO.

To this end, the Compensation Committee conducts an annual review of executive officer pay levels, reviews market data provided by the independent consultant, approves changes to program designs, including post-termination arrangements, based on an assessment of competitive market practice and emerging trends. Additionally, the Compensation Committee recommends succession plans to the Board and evaluates the risks associated with the Company’s executive compensation programs.

Role of the Compensation Consultant

In 2015 the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to provide executive compensation consulting services. Meridian’s services to the Compensation Committee and the Nominating and Governance Committee have included updates on best practices and market trends in executive and director compensation, recommendations regarding executive and director compensation, and an independent review of compensation proposals by the Company’s senior management. Meridian attended meetings at the Compensation Committee’s request and was available to provide guidance as questions and issues arose. Meridian provides no other services to the Company other than independent compensation advisory services. The Compensation Committee determined that Meridian is independent after consideration of the SEC independence factors.

Role of Executive Officers in Compensation Decisions

At the request of the Compensation Committee, the CEO presents individual pay recommendations for each of the NEOs, other than himself. In forming his recommendations, he is advised by information provided by human resource management (i.e., Executive Vice President, Chief Human Resource Officer and Senior Vice President, Human Resources) and the independent compensation consultant, assessments of individual contributions, achievement of performance objectives and other qualitative factors. The Compensation Committee considers these recommendations in approving the pay levels of each NEO. The CEO does not make recommendations concerning his own compensation.

The CEO and members of human resource management regularly attend Compensation Committee meetings. Human resources management typically presents recommendations for changes to program designs and individual pay levels for executive officers, taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal or tax perspective.

Compensation Program Overview

The Company’s executive compensation program is designed to meet the following three objectives that align with and support our strategic business goals:

•	Attract and retain executives who lead the Company’s efforts to build long-term value for shareholders
•	Reward achievement of annual operating performance goals and sustained increases in shareholder value
•	Emphasize the variable performance-based components of the compensation program more heavily than the fixed components

The key elements of the Company’s executive compensation program are base salary, annual incentives, long-term incentives consisting of stock options, time-based RSUs and PBRSUs units, and retirement benefits. The compensation program also includes certain perquisites, but these perquisites are not a significant element of compensation. Each element of compensation is designed to fulfill the objectives discussed above.

Program	Form	Fixed or Variable	Objectives
Base Salary	Cash	Fixed	● Serves as attraction and retention incentive ● Rewards individual performance
Annual Incentive	Cash	Variable	● Rewards annual operating results ● Emphasizes variable performance-based compensation
Long-term Incentive, which includes:			● Emphasizes variable performance-based compensation ● Serves as attraction and retention incentive ● Aligns interests with shareholders
Stock Options	Equity	Variable	● Rewards for increasing stock price and enhancing long-term value
RSUs	Equity	Fixed	● Rewards for maintaining and increasing stock price and enhancing long-term value
PBRSUs	Equity	Variable	● Rewards based on Company performance ● Rewards for maintaining and increasing stock price and enhancing long-term value
Retirement Benefits	Cash	Fixed	● Serves as attraction and retention incentive

Pay Mix

The Compensation Committee has not established a specific formula for the allocation of “fixed” and “variable” compensation components and instead retains the discretion to modify the allocation from year to year. A significant portion of the compensation program for the NEOs is “variable” or “at risk.” This means that it is contingent upon achieving specific results that are essential to the Company’s long-term success and growth in shareholder value. As described above, the variable components of the 2015 compensation program include annual incentives, stock options, and PBRSUs.

A majority of Mr. Lowe’s total direct compensation is variable. The Compensation Committee believes this approach directly aligns the CEO with shareholder interests.

As illustrated for the 2015 annual program elements, approximately 71% of the total direct compensation opportunity (i.e., “TDC”, or the sum of base salary, annual incentives, variable equity at target and fixed equity) for the Company’s NEOs employed on the last day of 2015 (other than the CEO) was weighted — assuming payout at target levels — toward variable and equity components. The TDC opportunity for the CEO was approximately 80% weighted toward variable and equity components.

To assist in reviewing the levels of compensation in 2015 Meridian collected and analyzed comprehensive market data, including base salary, target short- and long-term incentive opportunities for each of the NEOs from the following published and proprietary sources:

Primary Data Source: Proxy data from a peer group of 10 publicly-traded companies in the media industry, including:

AMC Networks Inc.	Lions Gate Entertainment Corp./CN/	Time Warner Inc.
CBS Corp.	Sirius XM Holdings Inc.	Twenty-First Century Fox Inc.
Discovery Communications, Inc.	Starz	Viacom, Inc.
Liberty Global, PLC

The companies in this peer group represent those companies with which we compete for business and talent. All pay opportunities were compared with the size-adjusted median of the market using regression analysis based on revenue to reflect pay of similarly-situated executives in comparable positions.

Secondary Data Sources: To obtain a broader understanding of market pay levels and practices, the Compensation Committee also reviewed survey data from the following sources:

•	Cable and Telecommunications Human Resources Association (“CTHRA”) Cable Programmers, Broadcast Networks Compensation Survey; and
•	Towers Watson Executive Compensation Database: General Industry and Media Surveys.

Market data provides an important reference point by indicating what an executive could expect to earn at a similar peer company and what the Company might expect to pay if it should have to recruit from the outside. However, market data is one of the many factors that the Compensation Committee considers to assess the reasonableness of pay opportunities provided to the Company’s executive officers. The Compensation Committee also considers other relevant factors in setting an executive officer’s pay opportunity, such as the incumbent’s experience, tenure in position, talent supply and demand, cost constraints of the Company and internal equity considerations.

Tally Sheets

In determining executive compensation, the Compensation Committee also reviews tally sheets for each NEO designed to provide:

•	History of targeted pay for the last five years;
•	Value of outstanding equity awards at various stock price levels;
•	Present value of accrued benefits under each retirement plan and current level of perquisites provided;
•	Cumulative stock exercises and stock vesting over time; and
•	Update on stock ownership levels.

Analysis of Each Compensation Element

Following is a brief summary of each element of the 2015 compensation program for the NEOs.

Base Salary

After discussing the individual performance, experience, scope of responsibilities, and Mr. Lowe’s recommendations for the other NEOs, the Compensation Committee established the base salaries for each NEO. In general, the increases are intended to align base salary levels with the market and to reflect the individual performance and scope of responsibilities of each NEO. For Mr. Jablin and Ms. Hickok, these include increases due to their promotions.

NEO	2015 Base Salary Percentage Increase
Mr. Lowe	3.3%
Ms. Hickok	25.0%
Mr. Jablin	16.7%
Mr. NeCastro	3.3%
Ms. Gibson	5.0%
Mr. Hale	3.3%

Please refer to the Salary column of the Summary Compensation Table for the 2015 base salaries of the NEOs.

Annual Incentive

The annual incentive payout for the NEOs is based on the extent to which certain pre-established performance goals are achieved during the year. The annual incentive program is consistent with the Company’s pay for performance philosophy and is also “at risk” because the Company must achieve certain performance goals established by the Compensation Committee for the NEOs to receive an annual incentive payout.

Target Incentive Opportunities

The NEOs had the opportunity to earn targeted incentive cash payments that were expressed as a percentage of each executive’s annual base salary. The target incentive opportunities were established by the Compensation Committee, according to each executive’s position and level of responsibility. The Compensation Committee took into consideration the overall performance of each NEO, market data as well as Mr. Lowe’s recommendations. The following table shows the target annual incentive opportunity as of December 31, 2015 (expressed as a percentage of base salary) for each NEO.

NEO	2015 Target Incentive as a Percent of Base Salary
Mr. Lowe	130%
Ms. Hickok	65%
Mr. Jablin	100%
Mr. NeCastro	80%
Ms. Gibson	65%
Mr. Hale	65%

Performance Goals and Actual Results for 2015

The target incentive opportunities are earned based on the extent to which certain performance goals are achieved. The Compensation Committee established two performance goals for the 2015 annual performance period: segment profit and revenue. These performance goals were used because:

Segment Profit

Segment profit is the measure by which the Company evaluates the operating performance of each business segment and the measure of performance most frequently used by investors to determine the value of the enterprise. The segment profit goal was based on the consolidated performance of the Company.  Segment profit is a supplemental non-GAAP financial measure that is defined in our notes to the financial statements.  Segment profit for 2015 was adjusted to exclude (i) the effects of currency fluctuations above or below budgeted levels, (ii) financial results of TVN (and the related transaction and integration costs), (iii) expenses related to the reorganization of Travel Channel  and our national television networks, and (iv) restructuring and severance costs.

Revenue

Revenue growth is primarily achieved through growth in advertising sales and affiliate fee revenues from our television networks. Continued growth in revenues allows us to invest and grow our existing brands and allows us the flexibility to take advantage of promising opportunities in the global media marketplace. The revenue goal was based on the Company’s operating revenue as set forth in our financial statements, and then adjusted to exclude the effects of currency fluctuations above or below budgeted levels and the financial results of TVN.

The above combination of a growth measure (revenue) and a profitability measure (segment profit) creates a balance between growing the Company and managing expenses.

The following table provides the weights of each metric, the range of performance and payout, and the actual achievement level for each performance goal along with the payout percentage for 2015. All amounts are shown in millions.

	Weights (% of Total)	Threshold	Target	Maximum	Actual
Segment Profit(1)	65%	$943.8	$1,179.8	$1,414.8	$1,202.9
Revenue	35%	$2,227.9	$2,784.9	$3,341.8	$2,793.5
Payout Percent of Target		0.6%	100%	200%

(1)

Actual segment profit results include adjustments for one-time items that differ from the reported segment profit on page F-6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

For more information on the 2015 annual incentive opportunity for the NEOs, please refer to the “Grants of Plan-Based Awards” Table. The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of that table provides the estimated payouts for the NEOs at threshold, target and maximum performance levels for 2015. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the actual amounts earned by each NEO.

Long-Term Incentives

The Company’s long-term incentive awards are consistent with the Company’s pay for performance philosophy and are intended to create a direct correlation between the level of compensation paid to the NEOs and the Company’s financial performance and stock price. This approach:

•	Assists in increasing stock ownership of the NEOs so that their interests are more closely aligned with the long-term interest of the Company’s shareholders;
•	Rewards performance that delivers creation of sustainable shareholder value; and
•	Provides a long-term retention incentive for key employees based on the vesting period.

Long-Term Incentive Opportunities

Under the Company’s Long-Term Incentive Plan, the NEOs were granted equity awards as recommended by the CEO and approved by the Compensation Committee. The Compensation Committee approved the 2015 target value of the equity award as a percent of base salary for each NEO based on each NEO’s position and level of responsibility.

Decisions regarding long-term incentive grants were made based on role and competitive market data to reward value creation and meet retention objectives. The Compensation Committee also determined that, to maintain internal equity among the NEOs, the long-term incentive award should increase to reflect increased levels of an NEO’s responsibility and authority in the Company. Therefore, in addition to the other factors cited, the targets reflect the Compensation Committee’s strategy to ensure proper internal alignment among the NEOs. This table  shows the 2015 long-term incentive opportunities (expressed as a percentage of base salary) for each NEO, which remain the same except for Mr. Jablin’s which is higher in connection with his promotion.

NEO	2015 Long-Term Incentive as a Percent of Base Salary
Mr. Lowe	275%
Ms. Hickok	125%
Mr. Jablin	225%
Mr. NeCastro	200%
Ms. Gibson	125%
Mr. Hale	125%

During 2015 we used three long-term incentive vehicles targeting the mix in the table below.

Form of Equity	Percent of Target Long-Term Incentive Award
Stock Options	40%
Restricted Share Units (RSUs)	30%
Performance-Based Restricted Share Units (PBRSUs)	30%

This combination of vehicles balances the need for retention with the focus on share price appreciation, both on an absolute and a relative basis.

Off-Cycle Grants

From time to time, in response to promotional opportunities, retention concerns, or renewal of employment agreements, the Company may provide select key executives with an off-cycle grant. These awards typically vest over multiple years either through passage of time or the requirement of various levels of performance achievement. On March 15, 2015, Ms. Hickok received a RSU grant of $1,000,000 in recognition of her promotion to Executive Vice President, Chief Financial Officer, which vests equally over three years.

Stock Options

Stock options only have a value when the Company’s stock price is greater than the options’ exercise price. This incentivizes NEOs to increase share price which benefits our shareholders. Therefore, stock options help to align the interests of NEOs with those of shareholders. In addition, stock options serve as an important retention device as they vest over three years and, if not vested, are forfeited if the employee voluntarily terminates before retirement.

Stock option grants have an exercise price equal to the fair market value of the underlying shares on the date of grant and have an eight-year term. These grants provide for accelerated vesting on a pro-rata basis for termination without cause or for good reason.

Time-Based Restricted Share Units

Each RSU corresponds in value to a single share of Company Class A Common Stock. Therefore, as share price increases, RSUs become more valuable. This creates an incentive for our NEOs to increase share price which benefits our shareholders. Time-based RSUs also provide NEOs the opportunity to increase their stock ownership levels. This serves to help align the interests of the NEOs with those of our shareholders. In addition, RSUs serve as an effective retention incentive as they vest over three years and unvested RSUs are forfeited if the employee voluntarily terminates before retirement. These grants provide for accelerated vesting on pro-rata basis for termination without cause or for good reason.

Performance-Based Restricted Share Units (2015 Grants)

PBRSU awards provide NEOs with an opportunity to increase their own stock ownership levels and at the same time serve as retention incentives. The number of shares ultimately earned is dependent upon the level of the Company’s achievement of performance targets.

The two-year performance period began on January 1, 2015 and ends on December 31, 2016. Shares are earned if the targeted adjusted cash flow is achieved by more than the threshold as further illustrated in the table below.

The earned units, if any, vest 50% on each of February 28, 2017 and 2018. These grants provide for accelerated vesting in full for termination without cause or for good reason.

Performance Payout
≤ 80%	=	0%
85%	=	30%
90%	=	60%
95%	=	90%
100%	=	100%
105%	=	125%
110%	=	150%
115%	=	175%
≥ 120%	=	200%

Performance-Based Restricted Share Units (2014 Grants)

Prior to 2015, the PBRSUs were calculated by comparing the Company’s TSR over two years to the TSR of the S&P 500 and a minimum performance of the 30th percentile was required.

For the 2014 PBRSU grant, the Company’s TSR was at the 15th percentile as compared to companies in the S&P 500 for the two-year period ending December 31, 2015, resulting in performance below the threshold and therefore there was no payout.

Additional Information

For more information on the equity awards granted to NEOs in 2015, please refer to the “Grants of Plan-Based Awards” table. For information about the total number of stock options, RSUs and PBRSUs outstanding as of the end of 2015 with respect to each NEO, please refer to the “Outstanding Equity Awards at Fiscal Year-End” table.

Retirement Plans

The Company provides savings and retirement benefits through the Scripps Networks Interactive Pension Plan and the Scripps Networks Interactive 401K Savings Plan.

The pension plan is closed to new participants and the credited service levels used for benefit calculation purposes are frozen; however, consideration of salary growth to calculate benefit levels continues for a ten-year transition period that ends December 31, 2019. Plan participants will continue to accrue service for vesting and early retirement eligibility.

The 401K Savings Plan includes a Company match of 50% of the employee’s contribution up to 6% of eligible compensation, and a Company contribution of up to 8% based on a combination of age and service. This Company contribution, which went into effect on January 1, 2010, was intended to mirror some of the financial benefits available under the defined benefit plan that was frozen.

To attract and retain key executive talent, the Company has determined that it is important to provide the management team, including the NEOs, with retirement benefits that are in addition to those generally provided to its employees. These restorative plans listed below allow the NEOs to receive the same benefit as other plan participants:

•

The Company supplements the pension plan for pension-eligible executives whose salary and contributions exceed the IRS limitations through the Company’s Supplemental Executive Retirement Plan (“SERP”). Consistent with the transitional freeze of the defined benefit plan, the SERP was also transitionally frozen, effective January 1, 2010.

•

The NEOs may also defer specified portions of their compensation under the Executive Deferred Compensation Plan, and receive matching contributions, in each case in excess of what they are able to defer under the 401K Savings Plan due to IRS limitations.

•

Due to legal restrictions for plan design, the transitional freeze of the defined benefit pension plan and accompanying transitional freeze of the Company’s SERP had a disproportionately negative impact on employees of the Company, including some of the NEOs. In order to address this disproportionately negative impact, the Company added a Supplemental Contribution Plan (“SCP”), effective January 1, 2010 to allow for Company contributions based on a combination of age and service above the IRS contribution limits. The changes to the Company’s plans also had a disproportionately negative impact on employees as their relative ages and length of service increased. To address this negative impact, the Company contribution to the Executive Deferred Compensation Plan was increased for a group of employees based on age and length of service, including the four NEOs who participate in the pension plan. During 2011, the SCP was merged into the Executive Deferred Compensation Plan for ease of administration.

The Company believes that the SERP and the Executive Deferred Compensation Plan are important retention and recruitment tools, as many of the companies with which the Company competes for executive talent provide similar benefits to their senior executives.

Perquisites

The Company provides executives with benefits comparable to those they would receive at other companies within our industry and are necessary for us to remain competitive in the marketplace. Our Compensation Committee considers these arrangements to be fair and reasonable in light of the relatively low cost to the Company.

In 2015, the NEOs received a financial planning benefit pursuant to the terms of their employment agreements, plus an additional payment to cover the taxes associated with the compensation value of this benefit. They also received membership in luncheon and business clubs. In addition, Mr. Lowe receives a monthly travel stipend for his trips to New York.

The NEOs are also eligible for an executive physical. Typically, the majority of the cost associated with this benefit is covered under the healthcare plans offered to the Company’s employees; however, if certain tests or procedures are not covered, the Company will pay for the difference.

For more information about the perquisites provided in 2015 to each NEO, please refer to the “All Other Compensation” column of the Summary Compensation Table.

Other Plans and Agreements

Employment Agreements

The Company maintains employment agreements with each of the NEOs. These employment agreements enhance retention incentives for the NEOs and also protect the Company’s interests by imposing confidentiality, non-competition, non-solicitation and other restrictive covenants on the executives.

The Company entered into a new employment agreement with Mr. Hale in 2014 effective January 1, 2015. The term of Mr. Hale’s agreement extends through December 31, 2015 with an option to extend for up to two one-year periods. Mr. Hale’s contract provided for an increase to base salary to $560,000, target annual incentive opportunity of 50% and a cash bonus of $250,000 within 30 days of the execution of the agreement and a second cash bonus payable on January 1, 2016. Mr. Hale will also receive additional cash bonus payments of $250,000 upon the mutual renewal of his employment agreement on January 1, 2017 and January 1, 2018, respectively. The cash bonus structure was put in place as a retention vehicle in order to insure Mr. Hale’s continued leadership at the Company and in order to allow sufficient opportunity for succession planning.

The Company entered into a new employment agreement with Ms. Hickok effective January 1, 2015 including her promotion to Executive Vice President, Chief Financial Officer effective February 19, 2015. Ms. Hickok’s contract provided for an increase to base salary to $675,000 annually, target annual incentive opportunity of 65% of her annual salary, a promotion grant of RSUs valued at $1,000,000 and vesting equally over three years and a pension enhancement.

The Company amended Burton Jablin’s contract effective August 19, 2015 to reflect his promotion to Chief Operating Officer, Scripps Networks Interactive. The amendment provided for a base salary increase, effective August 1, 2015, and a target annual incentive opportunity increase to $1,050,000 annually and 100% of Mr. Jablin’s annual salary, respectively.

Effective February 19, 2015, the Company and Mr. NeCastro entered into an amendment to his employment agreement to reflect his new position with the Company of Chief Development Officer. The amendment increased Mr. NeCastro’s base salary to $904,000 annually.  The amendment also modified the multiple of his annual salary and annual incentive he is entitled to receive upon termination of his employment in certain events, with 2.5 times his annual salary and annual incentive payable in the event his employment terminates by reason of his death or disability, but with a reducing multiple (starting at 2.5 times and reduced proportionately based on the time elapsed to the date of termination over the period from January 1, 2015 through the December 31, 2016 termination date of his employment agreement) in the event his employment is terminated without cause or he terminates his employment for good reason.

Each NEO would be entitled to severance benefits under his/her employment agreement in the event of an involuntary termination of employment without “cause” or a termination by the executive for “good reason,” death or disability. Each NEO, other than Messrs. NeCastro and Jablin, would also be entitled to certain severance benefit upon a termination of employment following the expiration of the term. The severance benefits for each of the NEOs are generally determined based upon a multiple of base pay and annual incentive.

In exchange for the severance benefits, the NEOs agree not to disclose Company confidential information and agree not to compete against the Company or solicit its employees or customers for a period of time after termination. These provisions protect the Company’s interests and help to ensure its long-term success.

Executive Severance Plan

Effective January 1, 2011, the Company adopted the Executive Severance Plan, which was most recently amended and restated in 2014 (“ESP”), that provides severance benefits to certain executives upon involuntary termination, death and disability. The ESP also provides benefits for termination for “good reason” for executives with employment agreements. The severance benefits are generally based upon a multiple of base salary and annual incentive, depending upon the level of responsibility of the executive. The ESP was adopted to codify existing practices, to ensure consistency in benefits payable upon termination and to provide for protection of the Company through the inclusion of confidentiality, non-compete and non-interference obligations in exchange for the receipt of benefits.

Change in Control Plan

All NEOs are provided change in control protection under the Company’s Executive Change in Control Plan. Under this plan, a NEO would be entitled to certain severance benefits if a change in control were to occur and the Company terminated the executive’s employment without “cause” or the executive terminated his/her employment with the Company for “good reason” within a two-year period following the change in control. In addition to the benefits available under the Executive Change in Control Plan under these circumstances, Mr. Lowe is entitled to certain additional benefits under his employment agreement. The severance levels in the Change in Control Plan were adopted by the Compensation Committee in 2008.

This plan was frozen to new participants beginning in 2012. A new plan, 2012 Executive Change in Control Plan, was added for new hires beginning in 2012 that is the same as the 2008 plan with the exception that it does not include a gross-up provision.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of NEOs. The change in control protections allow NEOs to focus on the Company’s business and objectively evaluate the benefits to shareholders of proposed transactions without being distracted by potential job loss. It also enhances retention following a change in control, as the severance benefits are payable only if the executive incurs a qualifying termination within a certain period following a change in control, rather than merely as a result of the change in control. In addition, the Change in Control Plan conditions the severance benefits upon certain confidentiality, non-compete and non-solicitation obligations which further protects the continuity of the Company’s business following a change in control.

All equity awards held by employees would immediately vest upon a change in control, under the Long-Term Incentive Plan. Unlike the cash severance described above, the vesting is not contingent upon a qualifying termination within a certain period following a change in control. This single trigger is appropriate because the equity of the Company will change and the Company believes NEOs, along with all participants, should have the same opportunity to realize value as common shareholders.

Additional Information

Please refer to the “Potential Payments Upon Termination or Change in Control” section of this proxy statement for information regarding potential payments and benefits, if any, that each NEO is entitled to receive under his/her employment agreement and applicable plans in connection with his/her termination of employment as well as in connection with a change in control.

Other Governance Items

Equity Grant Practices

The Compensation Committee approves annual equity awards at its February meeting, which are subsequently issued on March 1st based on the closing price of the Company’s Class A Common Shares on such date (or the last trading day prior to such date). This meeting date is set typically two years in advance. The Compensation Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates.

Stock Ownership Guidelines

Effective November 2011, the Company adopted stock ownership guidelines for all NEOs in addition to executive officers to encourage ownership in the Company for the executives who have a direct impact on the decisions that contribute to the long-term success of the Company.

The guidelines give the executive five years to attain the prescribed ownership levels which are established as a target multiple of base pay. The target multiples for the NEOs are on the table to the right.

	Multiple of	2015
NEO	Salary	Ownership
Mr. Lowe	5.0x	15.5x
Ms. Hickok	2.0x	2.5x
Mr. Jablin	3.0x	4.7x
Mr. NeCastro	3.0x	5.1x
Ms. Gibson	2.0x	2.5x
Mr. Hale	2.0x	3.3x

Shares owned outright as well as RSUs are included in the totals. As of December 31, 2015, all of the NEOs have met the target stock ownership levels.

Mandatory Retirement Policy

Effective January 1, 2011, the Company adopted a mandatory retirement policy pursuant to which all bona fide executives as defined under the Age Discrimination in Employment Act, will be required to retire at the age of 65, unless otherwise determined by the Compensation Committee. Each of the NEOs qualifies as a bona fide executive and will be subject to the policy. An amendment to Mr. Lowe’s employment agreement in 2014, which was approved by the Board, extended his employment until December 31, 2016, which is approximately eight months after he turns 65.

Anti-hedging and Prohibition on Pledging Policy

Our policy on insider trading prohibits directors, officers and certain key employees from engaging in short sales, purchases of puts and calls and other speculative or hedging transactions with respect to Company stock, regardless of whether they hold material, non-public information. In addition, directors, officers and certain key employees are prohibited from holding Company stock in a margin account or pledging Company stock to secure a loan unless a prior approval is obtained.

Income Deduction Limitations

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of non-performance-based compensation that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of the NEOs other than the Chief Financial Officer. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee intends to preserve the tax deductibility of compensation paid to our executive officers to the extent consistent with our overall program objectives and philosophy, but recognizes that doing so may not always be feasible. In light of the need to maintain flexibility in administering our executive compensation program, the Compensation Committee retains discretion to recommend to the Board executive compensation that may not be deductible.

Compensation Risk Assessment

Members of management from the Company’s human resources, finance and legal groups assessed whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our NEOs and reported the results to the Compensation Committee.

Specifically, the review included a detailed analysis of the following risk factors related to compensation: pay mix, performance goals, performance metrics/target, market comparisons and checks and balances. The review also analyzed whether there was any link between the Company’s key business risks and its compensation programs.

Based upon the review, and in consultation with Meridian, the Compensation Committee determined that its compensation policies and practices did not create risks that are “reasonably likely to have a material adverse effect” on the Company.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information concerning compensation paid to the NEOs in 2013, 2014, and 2015. The narrative following the table describes current employment agreements and employment terms with each of our NEOs.

Summary Compensation Table — 2013 to 2015

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Kenneth W. Lowe	2015	1,467,000		2,420,604	1,573,534	2,039,548	1,315,473	499,158	9,315,317
Chairman, President &	2014	1,420,000		6,398,643	1,566,013	1,785,174	212,433	455,752	11,838,015
Chief Executive Officer	2013	1,287,500		2,301,604	1,462,782	1,748,466	0	436,486	7,236,838
Lori Hickok(1)	2015	675,000		1,506,226	329,101	469,221	96,339	154,590	3,230,477
Executive Vice President,	2014
Chief Financial Officer	2013
Burton F. Jablin(2)	2015	1,050,000		1,116,022	725,479	1,122,923	197,847	287,837	4,500,108
Chief Operating Officer	2014	900,000		1,105,662	721,848	696,276	522,776	219,613	4,166,175
	2013	830,027		5,829,452	209,365	590,053		208,655	7,667,552
Joseph G. NeCastro(3)	2015	904,000		1,084,790	705,203	773,426	119,953	231,942	3,819,314
Chief Development Officer	2014	875,000		1,074,889	701,791	676,935	275,961	194,949	3,799,525
	2013	850,000		4,605,128	702,346	710,355	0	197,223	7,065,052
Cynthia L. Gibson	2015	630,000		472,552	307,159	437,940		99,799	1,947,450
Executive Vice President,	2014	600,000		460,762	300,762	290,115		88,985	1,740,624
Chief Legal Officer	2013	500,000		406,261	258,212	261,160		76,077	1,501,710
Mark S. Hale	2015	578,500		433,944	282,054	402,140	116,444	142,412	1,955,494
Executive Vice President,	2014	560,000	250,000	429,989	280,724	270,774	258,511	118,313	2,168,311
Global Operations & Chief Technology Officer	2013	525,000		426,668	271,131	274,218	0	115,447	1,612,464

(1)	Prior to February 2015, Ms. Hickok’s title was Executive Vice President, Finance.
(2)	Prior to August 2015, Mr. Jablin’s title was President, Scripps Networks.
(3)	Prior to February 2015, Mr. NeCastro’s title was Chief Financial and Administrative Officer.
(4)

Reflects the aggregate grant date fair value of the: (i) PBRSUs granted to our NEOs (based on the probable outcome of the performance conditions as of the date of grant) and (ii) time-based RSUs granted to our NEOs. The grant date fair value of the PBRSUs granted in 2015, assuming that the highest level of performance would be achieved, is as follows: Mr. Lowe: $2,420,604; Ms. Hickok: $506,245; Mr. Jablin: $1,116,022; Mr. NeCastro: $1,084,790; Ms. Gibson: $472,552 and Mr. Hale: $433,944.

The aggregate grant date fair value was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). See Note 19 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for an explanation of the assumptions made in valuing these awards. For additional information about the equity awards granted in 2015, please refer to the Grants of Plan-Based Awards section of this proxy statement. For information on all outstanding equity awards as of December 31, 2015, please refer to the Outstanding Equity Awards at Fiscal Year-End table.

(5)

Reflects the aggregate grant date fair value of the stock options granted to our NEOs. The aggregate grant date fair value was determined in accordance with FASB ASC Topic 718. See Note 19 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for an explanation of the assumptions made in valuing these awards.

(6)

Reflects the annual incentive earned by each NEO under the Executive Annual Incentive Plan for the applicable calendar year. For additional information about the 2015 annual incentive opportunities, please refer to the Grants of Plan-Based Awards and CD&A sections of this proxy statement.

(7)

Reflects the increase in the present value of the accumulated benefits under the pension plan and the SERP for the applicable calendar year. Ms. Gibson is not eligible to participate in the pension plan or SERP. For information on these plans, please refer to the Pension Benefits table. The NEOs did not accrue any preferential or above-market earnings on non-qualified deferred compensation.

(8)	Reflects the perquisites and other benefits outlined in the table below. For more information about these benefits, please refer to the CD&A.

All Other Compensation Table

Name		Financial Planning ($)(1)	Legal Fees ($)	Club Dues ($)(2)	Tax Gross-Up ($)(3)	Matching Contribution ($)(4)	Company Contribution ($)(5)	Senior Executive Physical ($)(6)	Charitable Matching Gift ($)(7)	Other ($)(8)	Total ($)
Mr. Lowe	2015	15,000		14,942	10,840	105,197	345,180			8,000	499,159
	2014	15,000	1,682	15,236	12,054	96,155	315,625				455,752
	2013	15,000		15,655	10,840	91,079	298,912		5,000		436,486
Ms. Hickok	2015	10,000			3,765	31,287	109,538				154,590
Mr. Jablin	2015	10,000			7,227	62,972	205,139		2,500		287,838
	2014	10,000			7,227	47,888	154,498				219,613
	2013	10,000	5,747		5,928	42,582	136,898		7,500		208,655
Mr. NeCastro	2015	10,000			7,227	50,323	162,532	1,861			231,943
	2014	11,080			3,562	46,558	128,749		5,000		194,949
	2013	10,000	9,234		12,751	46,811	113,427		5,000		197,223
Ms. Gibson	2015	10,000			3,765	32,977	48,057		5,000		99,799
	2014	10,000			7,227	26,703	40,055		5,000		88,985
	2013	10,000			3,765	22,835	34,477		5,000		76,077
Mr. Hale	2015	10,000		1,714	3,765	30,493	91,450	4,990			142,412
	2014	10,000		1,713	3,765	24,923	77,912				118,313
	2013	10,000		1,618	3,765	23,977	76,087				115,447

(1)	Represents the amount paid to our NEOs for financial planning services.
(2)	Represents the amount paid for dining, business and country clubs.
(3)	For 2015 represents reimbursement of taxes imposed on the financial planning benefit.
(4)	Represents the amount of all matching contributions earned under the Company’s 401(k) Plan and Deferred Compensation Plan.
(5)	Represents the amount of all age plus service contributions earned under the Company’s 401(k) Plan and Deferred Compensation Plan.
(6)	Represents the cost of the senior executive physical, if any, that is in excess of the cost of a physical covered under the Company’s general health plan.
(7)	Represents the amount of matching charitable contributions under the Company’s matching gift program.
(8)	Represents the amount of a travel stipend.

Salary and Bonus in Proportion to Total Compensation

The NEOs generally receive 46 percent to 49 percent of their target total direct compensation in the form of base salary and cash incentive awards under the Executive Annual Incentive Plan. This excludes any non-recurring special equity grants. Please see the CD&A for a description of the objectives of the Company’s compensation program and overall compensation philosophy.

Employment Agreements

Each of the NEOs has entered into an employment agreement with the Company. These employment agreements enhance retention of NEOs and also protect the Company’s interests by imposing confidentiality, non-competition, non-solicitation and other restrictive covenants on the executives. The employment agreements establish the minimum base salary and target annual incentive opportunity for the term of the agreement. Following is a brief summary of the employment agreements.

Employment Agreement for Mr. Lowe

Mr. Lowe serves as Chairman, President and Chief Executive Officer pursuant to an employment agreement that was most recently amended in 2014 and extends the term through December 31, 2016. During the term, Mr. Lowe is also entitled to: (i) a base salary that is not less than $1,420,000 and an annual target bonus opportunity equal to no less than 130 percent of his salary; (ii) participate in all equity incentive, employee pension, and welfare benefit plans on a basis no less favorable than the most favorable basis provided other senior executives of the Company; (iii) payment of a lump sum equal to 3.0 times his base salary and 2.0 times his target annual incentive upon termination without “cause” or for “good reason”; and (iv) reimbursement for tax and financial planning up to maximum of $15,000 per year, the annual membership fees and other dues associated with one country club and one luncheon club, and the costs of an annual physical examination.

Employment Agreement for Ms. Hickok

The Company entered into a new employment agreement with Ms. Hickok effective January 1, 2015 in connection with her promotion to Executive Vice President, Chief Financial Officer, effective February 19, 2015. During the term, Ms. Hickok is entitled to: (i) an annual base salary that is not less than $675,000 and a target annual incentive opportunity of 65 percent of his salary; (ii) participate in all equity incentive, employee pension, welfare benefit plans and fringe benefit programs applicable to similarly situated executives of the Company; (iii) payment of a lump sum equal to 2.5 times her base salary and target annual incentive upon termination without “cause” or for “good reason”; and (iv) reimbursement for tax and financial planning up to a maximum of $15,000 per year and the costs of an annual physical examination (v) a promotion grant of RSUs valued at $1 million and vesting equally over three years and a pension enhancement.

Employment Agreement for Mr. Jablin

Mr. Jablin served as the President, Scripps Networks pursuant to an employment agreement entered into in 2013 that extends through 2015. In 2015, the Company entered into a new agreement to reflect his promotion to Chief Operating Officer, Scripps Networks Interactive.  During the term, Mr. Jablin is entitled to: (i) an annual base salary that is not less than $1,050,000 and a target annual incentive opportunity of 100 percent of his salary; (ii) participate in all equity incentive, employee pension, welfare benefit plans and fringe benefit programs applicable to similarly situated executives of the Company; (iii) payment of a lump sum equal to 2.5 times his base salary and target annual incentive upon termination without “cause” or for “good reason”; and (iv) reimbursement for tax and financial planning up to a maximum of $15,000 per year and the costs of an annual physical examination.

Employment Agreement for Mr. NeCastro

Until his retirement in February 2016, Mr. NeCastro served as Chief Development Officer, pursuant to an employment agreement entered into in 2010 that was amended in 2013 extending the term through December 31, 2016. A 2015 amendment to Mr. NeCastro’s agreement increased his base salary to reflect his promotion and modified the multiple of his annual salary and annual incentive he is entitled to receive upon termination of his employment in certain events. During the term, Mr. NeCastro was entitled to: (i) a base salary that is not less than $904,000 and an annual target bonus opportunity equal to no less than 80 percent of salary; (ii) participate in all equity incentive, employee pension, welfare benefit plans applicable to similarly situated executives of the Company; (iii) an additional equity grant upon each renewal of his term; (iv) payment of a lump sum equal to 2.5 times his base salary and 2.5 times his target annual incentive upon termination without “cause” or for “good reason” if prior to the end of the term, and (v) reimbursement for tax and financial planning up to a maximum of $15,000 per year, the annual membership fees and other dues associated with one luncheon club, and the costs of an annual physical examination.

Employment Agreement for Ms. Gibson

Ms. Gibson serves as the Executive Vice President, Chief Legal Officer pursuant to an employment agreement entered into in 2012 that extends through December 31, 2016. During the term, Ms. Gibson is entitled to: (i) an annual base salary that is not less than $500,000 and a target annual incentive opportunity of 50 percent of her base salary; (ii) participate in all equity incentive plans, employee retirement, welfare benefit plans available to similarly situated executives of the Company; (iii) payment of a lump sum equal to 1.5 times base salary and annual incentive upon termination without “cause” or for “good reason”; and (iv) reimbursement for tax and financial planning up to a maximum of $10,000 per year, the annual membership fees and other dues associated with one luncheon club, and the costs of an annual physical examination.

Employment Agreement for Mr. Hale

Mr. Hale served as the Executive Vice President, Operations and Chief Technology Officer pursuant to an employment agreement entered into in 2011. In 2015, the Company entered into a new employment agreement with Mr. Hale that was effective as of January 1, 2015 and extends through December 31, 2015 with up to two one year renewals. Mr. Hale’s new title under this employment agreement is Executive Vice President, Global Operations and Chief Technology Officer. Under this employment agreement, Mr. Hale was entitled to: (i) an annual base salary that is not less than $560,000 and target annual incentive opportunity of 50 percent of his base salary; (ii) participate in all equity incentive plans, employee retirement, pension and welfare benefit plans available to similarly situated executives of the Company; (iii) payment of a lump sum equal to 1.5 times Mr. Hale’s base salary and target annual incentive upon termination without “cause” or for “good reason”; and (iv) reimbursement for tax and financial planning up to a maximum of $10,000 per year and the cost of an annual physical examination. In addition, he received a bonus payment of $250,000 in 2014 for his execution of the new employment agreement. A second bonus payment of $250,000 was paid on January 1, 2016. Two additional bonuses of $250,000 are tied to the optional years and are paid if Mr. Hale does not voluntarily terminate his employment through 2016 for one bonus and 2017 through the other.

Please refer to the “Potential Payments Upon Termination or Change in Control” section for information regarding potential payments and benefits, if any, that each executive is entitled to receive under his/her employment agreement in connection with his/her termination of employment or change in control, along with a brief description of the applicable non-competition, non-solicitation, confidentiality and other restrictions applicable to each executive.

Grants of Plan-Based Awards

The following table sets forth information for each NEO regarding: (i) estimated payouts of the annual cash incentive opportunities granted by the Company in 2015; (ii) time-based and performance-based RSUs granted in 2015; and (iii) stock options granted in 2015.

Grants of Plan-Based Awards — 2015

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Units (#)(3)	Underlying Options (#)(4)	Option Awards ($/SH) (5)	and Option Awards ($)(6)
Mr. Lowe	2015	11,443	1,907,100	3,814,200
	3/1/2015				100	16,740	33,480				1,210,302
	3/1/2015								102,980	72.30	1,573,534
	3/1/2015							16,740			1,210,302
Ms. Hickok	2015	2,633	438,750	877,500
	3/1/2015				21	3,501	7,002				253,122
	3/1/2015								21,538	72.30	329,101
	3/1/2015							17,332			1,253,104
Mr. Jablin	2015	6,300	1,050,000	2,100,000
	3/1/2015				46	7,718	15,436				558,011
	3/1/2015								47,479	72.30	725,479
	3/1/2015							7,718			558,011
Mr. NeCastro	2015	4,339	723,200	1,446,400
	3/1/2015				45	7,502	15,004				542,395
	3/1/2015								46,152	72.30	705,203
	3/1/2015							7,502			542,395
Ms. Gibson	2015	2,457	409,500	819,000
	3/1/2015				20	3,268	6,536				236,276
	3/1/2015								20,102	72.30	307,159
	3/1/2015							3,268			236,276
Mr. Hale	2015	2,256	376,025	752,050
	3/1/2015				18	3,001	6,002				216,972
	3/1/2015								18,459	72.30	282,054
	3/1/2015							3,001			216,972

(1)

Reflects the incentive opportunities granted in 2015 under the Executive Annual Incentive Plan. The award had a performance period that commenced January 1, 2015 and ended December 31, 2015. The “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts under the plan when the performance goals were established. The threshold equals .6 percent of the target award and the maximum equals 200 percent of the target award. The actual 2015 annual incentive payouts are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table of this proxy statement. For information on the applicable performance goals for each award, please refer to the CD&A.

(2)

Reflects the PBRSUs granted under the 2008 Long-Term Incentive Plan. The award has a performance period that commenced January 1, 2015 and will end on December 31, 2016 and a payout that ranges from .6 percent to 200 percent. The actual RSUs credited to the NEOs after the end of the performance period vest 50 percent on each March 15, 2017 and March 15, 2018. Vesting accelerates in full upon the executive’s death, disability, retirement, termination without cause or for good reason or in the event of a change in control. The NEOs have no right to vote the share units until they are vested; but they receive dividend equivalents commencing after the end of the performance period as dividends are paid on the underlying shares during the time-based vesting period. For information on the applicable performance goals and performance period for the award, please refer to the CD&A.

(3)

Reflects the time-based RSUs granted under the 2008 Long-Term Incentive Plan on March 1, 2015. The units will vest in three annual installments beginning on the first anniversary of the date of grant for so long as the executive remains employed by the Company. Vesting accelerates in full upon the executive’s death, disability or retirement, or in the event of a change in control, and vesting accelerates on a prorated basis upon a termination without cause or for good reason. On March 1, 2015, Ms. Hickok was awarded 13,831 additional RSUs which will vest 50% on December 31, 2016 and 50% on December 31, 2017. Vesting accelerates in full upon death, disability, or in the event of a change in control, termination without cause or for good reason.

The NEOs have no right to vote the share units until they are vested; but they receive dividend equivalents as dividends are paid on the underlying shares during the vesting period.
(4)

Reflects the number of shares that may be issued to the NEOs on exercise of stock options granted by the Company in 2015. These stock options vest in three annual installments beginning on the first anniversary of the date of grant. Vesting accelerates in full upon the executive’s death, disability, retirement, or in the event of a change in control, and vesting accelerates on a pro-rated basis upon a termination without cause or for good reason.

(5)	Reflects the exercise price of each stock option reported in the table, which equaled the closing market price of the underlying option shares on the date of grant.
(6)

Reflects the grant date fair value, as determined in accordance with FASB ASC Topic 718, of each equity award listed in the table. See Note 19 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for an explanation of the assumptions used in the valuation of these awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information for each NEO with respect to (i) each option to purchase Company shares that had not been exercised and remained outstanding as of December 31, 2015, (ii) each award of time-based RSUs that had not vested and remained outstanding as of December 31, 2015, and (iii) each award of Company PBRSUs that had not vested and remained outstanding as of December 31, 2015.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(2) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Mr. Lowe
	2/18/2010	103,147	0	39.44	2/17/2018
	2/17/2011	79,090	0	53.17	2/16/2019
	2/16/2012	95,222	0	43.59	2/15/2020
	2/14/2013	51,707	25,853	62.37	2/13/2021
	3/1/2014	26,729	53,456	81.24	2/28/2022
	3/1/2015	0	102,980	72.30	2/28/2023
Total		355,895	182,289			61,519	3,396,455	16,740	924,215
Ms. Hickok
	2/17/2011	13,482	0	53.17	2/16/2019
	2/16/2012	16,448	0	43.59	2/15/2020
	2/14/2013	8,945	4,472	62.37	2/13/2021
	3/1/2014	4,620	9,240	81.24	2/28/2022
	3/1/2015	0	21,538	72.30	2/28/2023
Total		43,495	35,250			16,190	893,843	3,501	193,290
Mr. Jablin
	2/16/2012	4,536	0	43.59	2/15/2020
	2/14/2013	7,401	3,700	62.37	2/13/2021
	3/1/2014	12,321	24,640	81.24	2/28/2022
	3/1/2015	0	47,479	72.30	2/28/2023
Total		24,258	75,819			67,766	3,741,365	7,718	426,111
Mr. NeCastro
	2/17/2011	37,148	0	53.17	2/16/2019
	2/16/2012	45,153	0	43.59	2/15/2020
	2/14/2013	24,827	12,413	62.37	2/13/2021
	3/1/2014	11,978	23,956	81.24	2/28/2022
	3/1/2015	0	46,152	72.30	2/28/2023
Total		119,106	82,521			70,949	3,917,079	7,502	414,185
Ms. Gibson
	2/17/2011	5,534	0	53.17	2/16/2019
	2/16/2012	4,732	0	43.59	2/15/2020
	2/14/2013	9,128	4,563	62.37	2/13/2021
	3/1/2014	5,134	10,266	81.24	2/28/2022
	3/1/2015	0	20,102	72.30	2/28/2023
Total		24,528	34,931			6,957	384,103	3,268	180,426
Mr. Hale
	2/18/2010	18,346	0	39.44	2/17/2018
	2/17/2011	14,021	0	53.17	2/16/2019
	2/16/2012	16,794	0	43.59	2/15/2020
	2/14/2013	9,584	4,792	62.37	2/13/2021
	3/1/2014	4,792	9,582	81.24	2/28/2022

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(2) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
	3/1/2015	0	18,459	72.30	2/28/2023
Total		63,537	32,833			6,660	367,681	3,001	165,685

(1)	Reflects the number of shares underlying the outstanding stock options that have vested as of December 31, 2015.
(2)	Reflects the number of shares underlying the outstanding stock options that have not vested as of December 31, 2015. The regular vesting dates for each unexercisable stock option award are as follows:

Name	Grant Date	Total Number of Unvested Stock Options Outstanding	Vesting Date
Mr. Lowe	2/14/2013	25,853	25,853 on 2/14/2016
	3/1/2014	53,456	26,728 on 3/1/2016 and 3/1/2017
	3/1/2015	102,980	34,327 on 3/1/2016 and 3/1/2017; and 34,326 on 3/1/2018
	Total	182,289
Ms. Hickok	2/14/2013	4,472	4,472 on 2/14/2016
	3/1/2014	9,240	4,620 on 3/1/2016 and 3/1/2017
	3/1/2015	21,538	7,180 on 3/1/2016 and 7,179 on 3/1/2017 and 3/1/2018
	Total	35,250
Mr. Jablin	2/14/2013	3,700	3,700 on 2/14/2016
	3/1/2014	24,640	12,320 on 3/1/2016 and 3/1/2017
	3/1/2015	47,479	15,827 on 3/1/2016; 15,826 on 3/1/2017 and 3/1/2018
	Total	75,819
Mr. NeCastro	2/14/2013	12,413	12,413 on 2/14/2016
	3/1/2014	23,956	11,978 on 3/1/2016 and 3/1/2017
	3/1/2015	46,152	15,384 on 3/1/2016, 3/1/2017 and 3/1/2018
	Total	82,521
Ms. Gibson	2/14/2013	4,563	4,563 on 2/14/2016
	3/1/2014	10,266	5,133 on 3/1/2016 and 3/1/2017
	3/1/2015	20,102	6,701 on 3/1/2016 and 3/1/2017; and 6,700 on 3/1/2018
	Total	34,931
Mr. Hale	2/14/2013	4,792	4,792 on 2/14/2016
	3/1/2014	9,582	4,791 on 3/1/2016 and 3/1/2017
	3/1/2015	18,459	6,153 on 3/1/2016, 3/1/2017 and 3/1/2018
	Total	32,833

(3)	The exercise price equaled the fair market value per share of the underlying option shares on the date of grant.

(4)	Reflects the number of RSUs outstanding as of December 31, 2015. The vesting dates for each outstanding RSU award are as follows:

Name	Grant Date	Total Number of Restricted Share Units Outstanding	Vesting Date
Mr. Lowe	2/14/2013	5,676	5,676 on 2/14/2016
	2/14/2013	4,768	4,768 on 3/15/2016
	3/1/2014	9,613	4,807 on 3/1/2016 and 4,806 on 3/1/2017
	3/3/2014	24,722	24,722 on 12/31/2016
	3/1/2015	16,740	5,580 on 3/1/2016, 3/1/2017 and 3/1/2018
	Total	61,519
Ms. Hickok	2/14/2013	982	982 2/14/2016
	2/14/2013	825	825 on 3/15/2016
	3/1/2014	1,662	831 on 3/1/2016 and 3/1/2017
	3/1/2015	3,501	1,167 on 3/1/2016, 3/1/2017 and 3/1/2018
	3/1/2015	9,220	4,610 on 12/31/2016 and 12/31/2017
	Total	16,190
Mr. Jablin	11/14/2012	8,432	8,432 on 3/15/2016
	2/14/2013	812	812 on 2/14/2016
	2/14/2013	682	682 on 3/15/2016
	11/13/2013	32,636	13,054 on 12/31/2016 and 19,582 on 12/31/2017
	11/13/2013	13,055	6,528 on 3/15/2017 and 6,527 on 12/31/2017
	3/1/2014	4,431	2,216 on 3/1/2016 and 2,215 on 3/1/2017
	3/1/2015	7,718	2,573 on 3/1/2016 and 3/1/2017; 2,572 on 3/1/2018
	Total	67,766
Mr. NeCastro	11/14/2012	6,746	6,746 on 12/31/2016
	11/14/2012	1,687	1,687 on 12/31/2016
	2/14/2013	2,725	2,725 on 2/14/2016
	2/14/2013	2,289	2,289 on 3/15/2016
	11/13/2013	45,692	45,692 on 12/31/2016
	3/1/2014	4,308	2,154 on 3/1/2016 and 3/1/2017
	3/1/2015	7,502	2,501 on 3/1/2016, 3/1/2017 and 2,500 on 3/1/2018
	Total	70,949
Ms. Gibson	2/14/2013	1,002	1,002 on 2/14/2016
	2/14/2013	841	841 on 3/15/2016
	3/1/2014	1,846	923 on 3/1/2016 and 3/1/2017
	3/1/2015	3,268	1,090 on 3/1/2016; 1,089 on 3/1/2017 and 3/1/2018
	Total	6,957
Mr. Hale	2/14/2013	1,052	1,052 on 2/14/2016
	2/14/2013	884	884 on 3/15/2016
	3/1/2014	1,723	862 on 3/1/2016 and 861 on 3/1/2017
	3/1/2015	3,001	1,001 on 3/1/2016; 1,000 on 3/1/2017 and 3/1/2018
	Total	6,660

(5)	The value was calculated using the closing market price of our Class A Common Shares on December 31, 2015 ($55.21 per share).
(6)

Reflects the number of PBRSUs which are unearned or unvested and reported assuming target performance as of December 31, 2015. The award has a performance period that commenced January 1, 2015 and will end on December 31, 2016 and a payout that ranges from .6 percent to 200 percent. The actual RSUs credited, if any, to the NEOs after the end of the performance period vest 50 percent on each March 15, 2017 and March 15, 2018.

Option Exercises and Stock Vested

The following table sets forth information for each NEO with respect to the exercise of stock options during 2015, and the vesting of RSU awards during 2015.

Option Exercises and Stock Vested — 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Lowe	12,528	1,156,636	117,379	7,592,373
Ms. Hickok	0	0	11,982	789,982
Mr. Jablin	0	0	28,874	1,864,795
Mr. NeCastro	0	0	58,197	4,085,085
Ms. Gibson	0	0	8,260	578,074
Mr. Hale	13,387	184,607	7,631	554,358

(1)	Reflects the product of the number of options exercised and the difference between the exercise price and the option price on the day of exercise.
(2)	Reflects the product of the number of RSUs that vested and the closing price per share on the vesting date.

Pension Benefits

The following table sets forth information regarding the pension benefits for each NEO.

Pension Benefits Table — 2015

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(3)
Mr. Lowe	Scripps Pension Plan	29.67	0	1,186,811
	SERP	29.67	14,494,754	0
Ms. Hickok	Scripps Pension Plan	18.83	456,911	0
	SERP	18.83	1,151,340	0
Mr. Jablin	Scripps Pension Plan	15.75	516,448	0
	SERP	15.75	2,506,955	0
Mr. NeCastro	Scripps Pension Plan	7.67	283,100	0
	SERP	7.67	1,524,535	0
Ms. Gibson(2)	Scripps Pension Plan	0.00	0	0
	SERP	0.00	0	0
Mr. Hale	Scripps Pension Plan	15.75	537,184	0
	SERP	15.75	1,224,539	0

(1)

The number of years of credited service was frozen as of December 31, 2009. The present value of accumulated benefits was calculated as of December 31, 2015 using the same assumptions included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, except that (i) no pre-retirement decrements were assumed and (ii) a retirement age of 62 (the earliest age for unreduced retirement) was assumed. The assumptions included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and these present values of accumulated benefits include the discount rates as of December 31, 2015 are 3.75 percent for the Pension Plan and 3.39 percent for the SERP. Similarly, the discount rates as of December 31, 2014 were 3.46 percent for the Pension Plan and 3.14 percent for SERP.

(2)	Ms. Gibson was hired after the pension plan was frozen.
(3)	Distributed pursuant to a Qualified Domestic Relations Order (QDRO).

Description of Retirement Plans

Pension Plan

The Pension Plan as described below was in effect through December 31, 2015. This plan is a tax-qualified pension plan covering substantially all eligible employees. The Pension Plan was transitionally frozen effective December 31, 2009. The material terms and conditions of the Pension Plan as they pertained to the NEOs in 2015 included the following:

Benefit Formula:  Subject to applicable Internal Revenue Code limits on benefits, the monthly normal retirement benefit is equal to 1 percent of the participant’s average monthly compensation up to an integration level plus 1.25 percent of the participant’s average monthly compensation in excess of the integration level, multiplied by the participant’s years of service as of December 31, 2009. The integration level is the average of the Social Security taxable wage bases for the thirty-five years prior to the participant’s termination (or disability, if applicable). Average monthly compensation is the monthly average of the compensation earned during the five consecutive years in the eleven years before termination for which the participant’s compensation was the highest.

Compensation:  Subject to the applicable Internal Revenue Code limit ($265,000 for 2015), compensation includes salary, annual incentives, and amounts deferred pursuant to the SNI 401K Savings Plan and the Company Flex Plan.

Normal Retirement:  A participant is eligible for a normal retirement benefit based on the benefit formula described above if his employment terminates on or after age 65.

Early Retirement:  A participant is eligible for an early retirement benefit if his/her employment terminates on or after age 55 and he/she has completed 10 years of service. The early retirement benefit is equal to the normal retirement benefit described above, reduced by 0.4167 percent for each month the benefit commences before age 62. Messrs. Lowe, Jablin, NeCastro and Hale are the only NEO’s currently eligible for an early retirement benefit. The Company does not grant extra years of service to any NEO under the Pension Plan.

Deferred Vested Benefits:  Each participant who ceases to be employed by the Company for any reason other than death, after his completion of at least five years of credited service, and who does not qualify to receive any other benefit under the plan, shall be eligible to receive a deferred vested benefit.

Form of Benefit Payment:  The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity (which is the normal form of benefit for an unmarried participant). The normal form of payment for a married participant is a joint and 100 percent survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving the same monthly amount for life. Other optional forms of payment include a lump sum, joint and 50 percent or 100 percent survivor annuity (which provides a reduced monthly amount for the participant’s life with the survivor receiving 50 percent or 100 percent of the monthly amount for life), or a monthly life annuity with a 10-year certain or 5-year certain guarantee (which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 or 5 years of benefit commencement, equal payments to a designated beneficiary for the remainder of the 10-year or 5-year certain period, as applicable). All forms of benefit payment are the actuarially equivalent of the monthly life annuity form.

SERP

The SERP was intended to attract and retain executive talent by supplementing benefits payable under the Pension Plan. The SERP was amended effective January 1, 2010 in connection with the transitional freeze of the Pension Plan. The material terms and conditions of the SERP as they pertained to the NEOs in 2015 included the following:

Eligibility:  An executive generally is eligible to participate in the SERP if he/she qualifies for a Pension Plan benefit that was limited by application of the Internal Revenue Code limits on compensation and benefits.

Benefit Formula:  The SERP benefit is equal to the difference between the Pension Plan benefit calculated using the SERP definition of compensation and the actual Pension Plan benefit plus a 1.45 percent gross up for the employee Medicare tax. It may also include a 0.9 percent gross up for the additional Medicare Tax for High-Income Taxpayers if applicable. Compensation includes all compensation included under the Pension Plan (without application of the IRS limit described under the Pension Plan).

Benefit Entitlement:  A participant becomes entitled to a SERP benefit upon termination. The benefit is paid in a single lump sum in the 7th month following termination.

Nonqualified Deferred Compensation

The following table sets forth information regarding the nonqualified deferred compensation for each NEO as of December 31, 2015:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Lowe	194,493	420,525	(873,519)	0	7,096,930
Ms. Hickok	52,754	116,376	(106)	0	829,430
Mr. Jablin	125,945	241,084	10,599	0	3,991,965
Mr. NeCastro	84,746	184,062	(22,794)	0	2,375,085
Ms. Gibson	65,694	60,428	(16,305)	0	455,625
Mr. Hale	233,130	86,465	1,484	0	1,941,690

(1)

Represents the base salary and annual incentive deferred by each NEO during 2015. The deferrals are included in the amounts reflected in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(2)	Represents the matching and age plus service contributions credited to each NEO during 2015. These contributions are included in the All Other Compensation column of the Summary Compensation Table.
(3)	The aggregate balance as of December 31, 2015 for each NEO includes the following amounts that were previously earned and reported as compensation on the 2006 through 2014 Summary Compensation Tables:

Name	Salary Deferred ($)	Annual Incentive Deferred ($)	Matching Contributions ($)	Age + Service ($)	Restricted Share Units ($)
Mr. Lowe	516,808	514,755	515,782	1,518,277	394,200
Ms. Hickok	56,700	59,128	57,914	173,822	0
Mr. Jablin	108,911	77,180	75,020	250,708	0
Mr. NeCastro	405,149	303,210	230,896	503,734	0
Ms. Gibson	45,032	77,615	45,801	68,395	0
Mr. Hale	139,782	377,884	103,607	244,866	0

Description of Executive Deferred Compensation Plan

Each NEO is eligible to defer up to 50 percent of his/her pre-tax base salary and up to 100 percent of his/her pre-tax annual incentive compensation under the terms of the Executive Deferred Compensation Plan. The plan is available to a select group of highly compensated employees and is informally funded. Each participant is also entitled to a 50 percent matching credit on base salary deferrals, up to 3 percent of base salary over the applicable Internal Revenue Code limit ($265,000 for 2015), and any annual incentive deferrals. Under the Deferred Compensation Plan, “excess” age and service credits are made on behalf of participants whose age and service contributions under the 401K Savings Plan are subject to limits imposed by the IRS. Payments from the Executive Deferred Compensation Plan are made in cash at certain future dates specified by participants or upon earlier termination of employment or death. In general, payments are made in the form of a lump sum or in monthly installments of 5, 10 or 15 years, as elected by the participants, and are automatically accelerated and paid in a lump sum in the event of a termination of employment within two years following a change in control of the Company. The “excess” age and service credits are paid in cash in a single lump sum. The deferred compensation is credited with earnings, gains and losses in accordance with deemed investment elections made by participants from among various crediting options established by the Company from time to time. Participants are permitted to change their deemed investment elections daily. For 2015, the investment options tracked returns under publicly available and externally managed investment funds such as mutual funds.

Description of Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans and arrangements that require it to pay or provide compensation and benefits to its NEOs in the event of certain terminations of employment or a change in control. The estimated amount payable or provided to each NEO in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2015, along with other material assumptions noted below. The actual amounts that would be paid to a NEO upon termination or a change in control can only be determined at the time the actual triggering event occurs.

The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a NEO has earned prior to the applicable triggering event, such as equity awards that had previously vested in accordance with their terms, or vested benefits otherwise payable under the retirement plans and programs (unless those benefits are enhanced or accelerated). As a result, it does not provide information on the payout of the 2015 annual incentive, as this award was earned as of December 31, 2015, in accordance with its terms, regardless of whether the executive terminated employment or a change in control occurred on that date. Please refer to the “Outstanding Equity Awards at Fiscal Year-End” table for a summary of each NEO’s vested equity awards, the “Pension Benefits” table for a summary of each NEO’s vested pension benefit, and the “Nonqualified Deferred Compensation” table for a summary of each NEO’s deferred compensation balance. Please see the “Summary Compensation” table for the annual incentive earned by the NEO in 2015.

Name and Type of Termination	Cash Severance ($)	Restricted Share Units (1)($)	Performance Based Restricted Share Units (2)($)	Unexercisable Options (3)($)	Health & Welfare (4)($)	Retirement (5)(7)($)	Legal Expense ($)	Out- placement ($)	Tax Gross- Ups (7)	Total ($)
Mr. Lowe
Due to Retirement		2,955,769	924,215	—						3,879,984
Due to Death	4,841,100	3,396,455	924,215	—	13,132					9,174,902
Due to Disability	4,841,100	3,396,455	924,215	—	15,867					9,177,638
Due to Change in Control (Single Trigger)		3,396,455	924,215	—						4,320,670
Due to Change in Control (Double Trigger)	10,122,300				25,833	2,492,318	75,000	50,000		12,765,451
Without Cause or for Good Reason (6)	8,215,200	3,396,455	924,215	—	25,682					12,561,552
Ms. Hickok
Due to Retirement										—
Due to Death	1,670,625	893,843	193,290	—	29,636	1,041,386				3,828,780
Due to Disability	1,670,625	893,843	193,290	—	31,321	1,055,722		25,000		3,869,801
Due to Change in Control (Single Trigger)		893,843	193,290	—						1,087,133
Due to Change in Control (Double Trigger)	2,227,500				40,931	212,150				2,480,581
Without Cause or for Good Reason (6)	1,670,625	399,444	193,290		31,321	1,055,722		25,000		3,375,402
Mr. Jablin
Due to Retirement		4,167,476	426,111	—						4,593,587
Due to Death	5,250,000	3,741,365	426,111	—	8,585					9,426,061
Due to Disability	5,250,000	3,741,365	426,111	—	13,284			25,000		9,455,760
Due to Change in Control (Single Trigger)		3,741,365	426,111	—						4,167,476
Due to Change in Control (Double Trigger)	5,250,000				17,666	2,027,691				7,295,357
Without Cause or for Good Reason (6)	5,250,000	3,741,365	426,111	—	19,007			25,000		9,461,483
Mr. NeCastro
Due to Retirement		1,436,162	414,185	—						1,850,347
Due to Death	4,068,000	3,917,079	414,185	—	49,892					8,449,156
Due to Disability	4,068,000	3,917,079	414,185	—	57,628			25,000		8,481,892
Due to Change in Control (Single Trigger)		3,917,079	414,185	—						4,331,264
Due to Change in Control (Double Trigger)	4,068,000				52,764	820,945				4,941,709
Without Cause or for Good Reason (6)	3,254,400	3,917,079	414,185	—	57,628			25,000		7,668,292
Ms. Gibson
Due to Retirement										—
Due to Death	1,559,250	384,103	180,426	—	29,636					2,153,415
Due to Disability	1,559,250	384,103	180,426	—	30,764			25,000		2,179,543
Due to Change in Control (Single Trigger)		384,103	180,426	—						564,529
Due to Change in Control (Double Trigger)	2,079,000				41,102	124,740				2,244,842
Without Cause or for Good Reason (6)	1,559,250	219,901	180,426		30,764			25,000		2,015,341

Name and Type of Termination	Cash Severance ($)	Restricted Share Units (1)($)	Performance Based Restricted Share Units (2)($)	Unexercisable Options (3)($)	Health & Welfare (4)($)	Retirement (5)(7)($)	Legal Expense ($)	Out- placement ($)	Tax Gross- Ups (7)	Total ($)
Mr. Hale
Due to Retirement		533,366	165,685	—						699,051
Due to Death	1,431,788	367,681	165,685	—	19,498					1,984,652
Due to Disability	1,431,788	367,681	165,685	—	22,362			25,000		2,012,516
Due to Change in Control (Single Trigger)		367,681	165,685	—						533,366
Due to Change in Control (Double Trigger)	1,909,050				27,604	713,119				2,649,773
Without Cause or for Good Reason (6)	1,431,788	367,681	165,685	—	22,362			25,000		2,012,516

(1)

Represents the product of: (i) the number of RSU awards outstanding as of December 31, 2015 that vest upon retirement, multiplied by (ii) $55.21 per share (the closing market price of the Class A Common Shares on December 31, 2015). These will vest on a pro-rated basis for Mr. Jablin and Ms. Gibson if terminated without Cause or for Good Reason.

(2)

Represents the target number of PBRSU awards granted in 2015. These will vest in full subject to actual performance results for the applicable period. For Lowe, NeCastro, and Jablin, also includes the additional PBRSU awards granted in 2015, 2013 and 2013, respectively.

(3)

Represents for each option, the excess of the fair market value of the underlying shares on December 31, 2015 over the exercise price. These will vest on a pro-rated basis for Mr. Jablin and Ms. Gibson because they are not retirement eligible.

(4)	Represents premiums for continued medical, dental and life insurance coverage. For termination without Cause or for Good Reason, one year of financial planning is included.
(5)

For Mr. Jablin, this represents the additional pay and vesting service in the SERP for the time from the date of termination through the date he would have attained age 55 with at least 10 years of service.

(6)

For Mr. Hale and Ms. Gibson, the payment for termination as a result of non-renewal of their employment agreement is the same as for termination without Cause or for Good Reason. Mr. Lowe receives the full vesting of his outstanding equity awards, medical benefits, dental benefits, and life insurance for 24 months. Messrs. NeCastro and Jablin do not receive any severance benefits at the end of the term. Ms. Gibson and Messrs. Hale and Jablin would receive outplacement services for a period of 12 months.

(7)

Represents the actuarial present value of continued pension and defined contribution benefits, calculated using the Pension Plan and SERP’s provisions for lump sum payments on December 31, 2015. The assumptions used to calculate the actuarial present value are included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, except that no pre-retirement decrements were assumed. For Mr. Jablin, this amount includes the Defined Benefit (Pension and SERP) amounts for the time from the date of termination through the date he would have attained age 55 with at least 10 years of service.

(8)

Effective February 15, 2016, Mr. NeCastro retired as an officer and employee of the Company. In connection with his retirement, the Company entered into a separation agreement and general release with Mr. NeCastro (the “Separation Agreement”) pursuant to which Mr. NeCastro will receive substantially the same separation payments and benefits due to Mr. NeCastro pursuant to his employment agreement, the ESP and the outstanding equity awards agreements to which Mr. NeCastro is a party. A copy of the Separation Agreement is filed as Exhibit 10.35 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Voluntary Termination for “Good Reason” or Involuntary Termination without “Cause”

Employment Agreement for Mr. Lowe

Under Mr. Lowe’s employment agreement, if the Company terminates the agreement without “cause” or the executive terminates it for “good reason” (other than within two years following a change in control), he is entitled to a lump sum payment equal to: (i) 3.0 times his annual salary and 2.0 times his target annual incentive; (ii) the pro-rated annual incentive opportunity for the year based on actual performance; (iii) 24 months of the COBRA premium in effect at the time of termination for continued medical coverage; (iv) full vesting of all equity awards, with the options remaining exercisable for the remainder of the original term, except that any outstanding PBRSUs granted with a performance period commencing after January 1, 2009 will only become fully vested at the end of the applicable performance period, and then only to the extent that the Company achieved the applicable performance goals for that performance period; (v) continued life insurance coverage for 24 months following termination; and (vi) one year of financial planning benefits.

Other Employment Agreements

Under the employment agreements of Messrs. NeCastro and Jablin, if the Company terminates the agreement without “cause” or the executive terminates it for “good reason” (other than within two years following a change in control), each is entitled to a lump sum payment equal to: (i) 2.5 times the executive’s annual salary and target annual incentive; (ii) the pro-rated annual incentive opportunity for the year based on actual performance; (iii) for Mr. Jablin, the value of the additional accruals under the pension plan and SERP for the period from the date of termination through the date the executive would have reached age 55 with at least 10 years of service and additional non-elective contributions to the 401K Savings Plan and Deferred Compensation Plan for the same period; (iv) 18 months of the COBRA premium in effect at the time of termination for continued medical coverage; (v) full vesting of restricted stock awards; (vi) one year of financial planning benefits; and (vii) for Mr. NeCastro continued life insurance coverage until the end of the term and for Mr. Jablin life insurance for 30 months following termination.

Under the employment agreements for Mr. Hale and Mss. Gibson and Hickok, if the Company terminates the agreement without “cause” or the executive terminates it for “good reason” (other than within two years following a change in control), each of them is entitled to a lump sum payment equal to (i) 1.5 times the executive’s annual salary and target annual incentive; (ii) the pro-rated annual incentive opportunity for the year based on actual performance; (iii) 18 months of the COBRA premium in effect at the time of termination for continued medical coverage; (iv) continued life insurance coverage for 1.5 years following the date of termination; and (v) one year of financial planning benefits.

For purposes of each of these employment agreements, the term “cause” generally includes embezzlement, fraud or a felony; unauthorized disclosure of confidential information; a material breach of the agreement; gross misconduct or gross neglect of duties; failure to cooperate with an internal or regulatory investigation; or a violation of the Company’s written conduct policies or ethics code. The term “good reason” generally includes a material reduction in duties or compensation; relocation outside principal place of employment; or a material breach of the employment agreement by the Company.

In exchange for the benefits described above, each of the executives Messrs. Lowe and NeCastro agree not to (i) disclose the Company’s confidential information; (ii) compete against the Company for 6 months after termination (12 months if terminated for “cause”); (iii) solicit the Company’s employees or customers for 12 months after termination; or (iv) disparage the Company for 12 months after termination. With respect to Messrs. Jablin and Hale and Mss. Gibson and Hickok, they agree not to (i) disclose the Company’s confidential information; (ii) compete against the Company for 12 months after termination (iii) solicit the Company’s employees or customers for 12 months after termination; or (iv) disparage the Company for 12 months after termination.

Death or Disability

Employment Agreement for Mr. Lowe

Under Mr. Lowe’s employment agreement, if he dies or suffers a “permanent disability,” the executive, his estate and/or his family become entitled to the following benefits:

•	A lump sum payment equal to 2.0 times annual salary (subject to reduction for any proceeds received under any life insurance policy or the Company’s disability plans).
•	Annual payments equal to 60 percent of his base salary, commencing within 30 days after the date of his permanent disability and ending at age 65.
•	Continued medical and dental benefits for two years (29 months in the case of permanent disability).
•	A lump sum payment equal to a pro-rated target annual incentive from January 1 of the year of death or permanent disability through the first anniversary of that event.

The term “permanent disability” has the meaning as defined under the Company’s disability plan.

Other Employment Agreements

Under the employment agreement for Mr. NeCastro, if the executive dies or becomes disabled (as defined under and covered by the Company disability plan), the executive (or his estate) would receive a lump sum payment equal to (i) 1.0 times the executive annual salary (ii) 18 months of COBRA for medical and dental as a lump sum grossed up for taxes, and (iii) a lump sum payment equal to a pro-rated target annual incentive from January 1 of the year of death or permanent disability through the first anniversary of that event.

Under the employment agreements for each of Messrs. Jablin and Hale and Mss. Gibson and Hickok, if the executive dies or becomes disabled (as defined under and covered by the Company disability plan), the executive (or their estate) would receive the same benefits as if the Company had terminated the agreement without “cause” or if executive terminated for “good reason”.

Long-Term Incentive Plan

If a NEO dies or becomes disabled, any equity awards issued under the Company’s 2008 Long-Term Incentive plan will become fully vested, and in the case of stock options, be exercisable until their expiration date.

Change in Control

Upon a change in control, all outstanding equity awards held by the NEOs will vest, with the options remaining exercisable for the remainder of the original terms. A change in control generally means (i) the acquisition of a majority of the Company’s common voting shares by someone other than a party to the Scripps Family Agreement; (ii) the disposition assets accounting for 90 percent or more of the Company’s revenues, unless the parties to the Scripps Family Agreement have a direct or indirect controlling interest in the acquiring entity, or (iii) a change in the membership of the Company’s Board, such that the current incumbents and their approved successors no longer constitute a majority.

Qualifying Termination Following a Change in Control

Senior Executive Change in Control Plan

Each NEO participates in the Senior Executive Change in Control Plan. Under this plan, if the executive’s employment is terminated by the Company without “cause,” or if the executive resigns for “good reason,” within two years after a “change in control,” then the Company or its successor will be obligated to pay or provide the following benefits:

•

A lump sum payment equal to 3.0 times for Mr. Lowe, 2.5 times for Messrs. NeCastro and Jablin, 2.0 times for Mr. Hale and Mss. Gibson and Hickok of the executive’s annual base salary and annual incentive. For this purpose, annual incentive generally means the greater of (i) target in the year of termination or (ii) the highest annual incentive earned in the prior three years.

•

Continued medical, dental, disability, life and accidental death insurance coverage for 36 months for Mr. Lowe, 30 months for Messrs. NeCastro and Jablin, and 24 months for Mr. Hale and Mss. Gibson and Hickok.

•

A lump sum payment equal to the actuarial value of the additional benefits under the Company’s qualified and supplemental defined benefit plans and defined contribution plans the executive would have received if his/her age and years of service at the time of termination were increased by 3.0 years for Mr. Lowe, 2.5 years for Messrs. NeCastro and Jablin, and 2.0 years for Mr. Hale and Mss. Gibson and Hickok (supplemental defined contribution plan only).

•	A tax gross-up for any excise taxes imposed on excess parachute payments.

Under the change in control plan, the terms “cause” generally includes a commission of a felony or an act that impairs the Company’s reputation; willful failure to perform duties; or breach of any material term, provision or condition of employment. The term “good reason” generally includes a reduction in compensation or duties; relocation outside of principal place of employment; or a material breach of the employment terms by the Company.

In addition to the benefits under the Executive Change in Control Plan, Mr. Lowe’s employment agreement provides that he is entitled to receive reasonable outplacement services for a period of 18 months as well as reimbursement for reasonable legal expenses (up to $75,000) if he is required to enforce the agreement in the event of a qualifying termination following a change in control.

In exchange for these benefits, the executives agree not to compete against the Company or its successors, or solicit their employees, customers, vendors or advertisers for a period of one year after termination.

Executive Annual Incentive Plan

Under the Executive Annual Incentive Plan, in the event that a participant’s employment terminates within one year of a change in control, the Company or its successor would be required to pay a lump sum amount to the participant equal to the target annual incentive opportunity for the performance period in which the termination occurs.

Retirement

Messrs. Lowe, NeCastro and Hale were eligible for retirement as of December 31, 2015. Under certain of their equity award agreements, if they voluntarily terminate employment with the Company, all outstanding equity awards granted pursuant to their employment agreement will vest with the options remaining exercisable for the remainder of the original terms. Their PBRSUs will be earned subject to actual performance results for the applicable period.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2015, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock units or other rights to acquire shares of the Company’s common stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights (a)(2)	Weighted-average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)(4)
Equity compensation plans approved by security holders(1)	3,140,914	$57.38	8,115,624
Equity compensation plans not approved by security holders	0	0	0
Total	3,140,914	$57.38	8,115,624

(1)

Includes the following plans: 2008 Employee Stock Purchase Plan, 2008 Deferred Compensation and Stock Plan for Directors, 2008 Long-Term Incentive Plan and 2015 Long-Term Incentive Plan, which encompass the issuance of stock options, restricted shares, PBRSUS, RSUs and employee stock purchase plan. The 2015 Long-Term Incentive Plan replaced the 2008 Long-Term Incentive Plan as per the Form S-8 filed November 30, 2015, and no further awards will be made under the 2008 Long-Term Incentive Plan.

(2)	Includes an aggregate of 770,274 restricted stock units and PBRSUs.
(3)	Weighted average exercise price of outstanding options; excludes RSUs and PBRSUs.
(4)	Includes 177,985 shares reserved for future issuance of shares related to the Employee Stock Purchase Plan and 34,550 shares reserved for the 2008 Deferred Compensation and Stock Plan for Directors.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned in 2015 by our non-employee directors for services provided to the Company:

Director’s Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(3)	Stock Awards ($)(3)	Change in Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gina L. Bianchini	90,000	75,004	71,847			236,851
Michael R. Costa	95,000	75,004	71,847			241,851
David A. Galloway(1)	82,500	75,004	71,847		5,000	234,351
Don Meihaus	55,250	75,004	71,847			202,101
Jarl Mohn	105,000	75,004	71,847			251,851
Richelle P. Parham	87,500	75,004	71,847			234,351
Nicholas B. Paumgarten(1)	78,000	75,004	71,847	780		225,631
Mary M. Peirce	78,000	75,004	71,847			224,851
Jeffrey Sagansky	100,500	75,004	71,847			247,351
Nackey E. Scagliotti(2)	31,250	0	0			31,250
Wesley W. Scripps	83,000	75,004	71,847			229,851
Ronald W. Tysoe	120,000	75,004	71,847		5,000	271,851

(1)	Mr. Galloway and Mr. Paumgarten deferred their 2015 fees into the Company’s Deferred Compensation and Stock Plan for Directors.
(2)	Ms. Scagliotti retired from the Board, effective May 12, 2015.
(3)

Reflects the aggregate grant date fair value of the stock options and RSUs granted our non-employee directors in 2015. The aggregate grant date fair value was determined in accordance with FASB ASC Topic 718. See Note 19 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for an explanation of the assumptions made in valuing these awards. The following table reflects the number of Class A Common Shares subject to stock options held by the Company’s non-employee directors as of December 31, 2015.

Name	Aggregate Number of Company Shares Underlying Stock Options Award (#)
Gina L. Bianchini	13,309
John H. Burlingame	33,029
Michael R. Costa	17,603
David A. Galloway	37,405
Jarl Mohn	37,405
Richelle P. Parham	13,309
Nicholas B. Paumgarten	54,964
Mary M. Peirce	37,405
Jeffrey Sagansky	13,309
Nackey E. Scagliotti	45,973
Wesley W. Scripps	4,376
Ronald W. Tysoe	22,834

(4)	Reflects the above-market earnings on non-qualified deferred compensation.
(5)	Matching charitable contributions through Company’s matching gift program.

Description of Director Compensation Program

The Company’s director compensation program is designed to enhance its ability to attract and retain highly qualified directors and to align their interests with the long-term interests of its shareholders. The program includes a cash component, which is designed to compensate non-employee directors for their service on the Board and an equity component, which is designed to align the interests of non-employee directors and shareholders. The Company also provides certain other benefits to non-employee directors, which are described below. Directors who are employees of the Company receive no additional compensation for their service on the Boards.

Cash Compensation

Each non-employee director is entitled to receive an annual cash retainer of $50,000. Committee chairs also receive an annual retainer as described in the table below. The retainers are paid in equal quarterly installments. Each non-employee director is also entitled to receive a fee for each board meeting and committee meeting attended, as follows:

Meeting Fees
Board per meeting fee	$2,500
Executive Committee per meeting fee	$2,000
Audit Committee per meeting fee	$2,500
Compensation Committee per meeting fee	$2,500
Nominating and Governance Committee per meeting fee	$2,000
Pricing Committee per meeting fee	$2,500
Digital Advisory Committee annual fee	$10,000
Executive Committee annual chair fee	$3,000
Audit Committee annual chair fee	$20,000
Compensation Committee annual chair fee	$20,000
Nominating & Governance Committee annual chair fee	$10,000
Digital Advisory Committee annual chair fee	$15,000

Equity Compensation

Each non-employee director is entitled to receive a stock option grant with a target value of $75,000 and a RSU grant with a target value of $75,000. The stock options are exercisable one year from the date of grant, but may be forfeited upon removal from the Board for cause. The RSU awards are payable on the first anniversary of the date of grant, but may be forfeited upon removal from the Board for cause.

Other Benefits

In addition to the above compensation, the Company’s matching gift program, matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations. Additional matching contributions are made for disaster relief contributions. This program is also available to all of the Company’s employees.

Deferred Compensation and Stock Plan for Directors

A non-employee director may elect to defer payment of a designated percentage of the cash compensation received as a director under the Company’s Deferred Compensation and Stock Plan for Directors. The director may allocate the deferrals between a phantom stock account that credits earnings including dividends, based on Class A Common Shares, or to a fixed income account that credits interest based on the twelve month average of the 10-year treasury rate (as of November of each year), plus 1 percent. The deferred amounts (as adjusted for earnings, interest and losses) are paid to the director at the time he or she ceases to serve as a director or upon a date predetermined by the director, either in a lump sum or annual installments over a specified number of years (not to exceed 15) as elected by the director. Payments generally are made in the form of cash, except that the director may elect to receive all or a portion of the amounts credited to his or her phantom stock account in the form of Class A Common Shares.

Director Stock Ownership Guidelines

Effective August 2011, the Board adopted director stock ownership guidelines that require each non-employee director to hold a specified amount of our Class A Common Shares, based on a multiple of three times the director’s then-current annual retainer for board service. Each director is expected to satisfy the stock ownership guidelines within three years from the date the director is appointed as a director of the Company. The Board determined that any shares of our Class A Common Shares beneficially owned by the director, as well as awards of RSUs and deferred phantom stock, would be counted for purposes of satisfying the stock ownership guidelines. Once a director meets the target, the director is expected to maintain his or her stock ownership pursuant to the guidelines for as long as he or she remains a member of the Board. All non-employee directors who have served as directors of the Company for three years or more have reached and maintained the stock ownership target.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Jarl Mohn, Chair
Gina L. Bianchini
Michael R. Costa
David A. Galloway
Ronald W. Tysoe

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a current or former employee of the Company. None of our executive officers served as a member of the compensation committee or a director of another company where such company’s executive officers served on our Board or Compensation Committee.

RELATED PARTY TRANSACTIONS

Related Party Transactions

Under its charter, the Audit Committee generally is responsible for reviewing any proposed related party transaction. The Audit Committee has approved a “Statement of Policy with Respect to Related Party Transactions” which recognizes that related party transactions can present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). This policy defines a “related party,” requires that executive officers and directors (or nominees for director) report any related party transactions (or potential related party transactions) to the Company’s chief legal officer, who will then report each transaction that the chief legal officer determines is a related party transaction or potential related party transaction to the Audit Committee for its approval or ratification, and defines disclosure procedures.

In 2015, pursuant to the ongoing share repurchase authorization approved by the Board, the Company repurchased 3,007,162 Class A Common Shares at an aggregate purchase price of $216,786,309 from persons who are signatories to the Scripps Family Agreement. All such repurchases were approved by a special committee appointed by the Board consisting solely of directors elected by the holders of the Class A Common Shares. In each case, the purchase price paid for such shares was the volume weighted average price of the shares over the five consecutive trading days preceding the purchase less a 2.5% discount.

PROPOSAL 2

Ratification of Independent Registered Public Accountants

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as independent registered public accountants for the Company for the fiscal year ending December 31, 2016.  Shareholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by law or otherwise.  However, the Board is submitting the selection of Deloitte to the holders of Common Voting Shares for ratification as a matter of good corporate governance.  If the holders of Common Voting Shares do not ratify the selection of Deloitte, the Audit Committee will reconsider the matter.  A representative of Deloitte is expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

An affirmative vote of the holders of a majority of the Common Voting Shares issued and outstanding and entitled to vote at the Annual Meeting of Shareholders, present in person or by proxy, is necessary to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2016.  Each proxy for Common Voting Shares executed and returned by a holder of such shares will be voted “for” the ratification of Deloitte as the Company’s independent registered public accounting firm for fiscal 2016, unless otherwise indicated on such proxy. Abstentions will be equivalent to a vote against this proposal.

The Board of Directors unanimously recommends a vote “FOR” ratification of the selection of Deloitte as our independent registered public accounting firm for fiscal 2016.

Independence of the External Auditors.    The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired.

Service Fees Paid to the Independent Registered Public Accounting Firm.    The following table sets forth fees for all professional services rendered by Deloitte to the Company for the years ended December 31, 2015 and 2014.

	2015	2014
Audit fees(1)	$2,259,500	$1,770,000
Audit-related fees(2)	809,100	410,000
Tax fees(3)	184,000	123,000
All other fees	—	—
Total fees	$3,252,600	$2,303,000

(1)	Audit fees include the audit of the parent company and certain subsidiary companies, quarterly reviews and accounting consultations.
(2)

Audit-related fees include fees for audits of employee benefit plans, due diligence assistance, audits in connection with dispositions, and other attestations by Deloitte, including those that are required by statute or regulation.

(3)	Tax fees include fees for tax compliance and consultation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with the Company’s management and Deloitte, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2015. The Audit Committee has also discussed with Deloitte all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable regulations of the Public Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, has discussed with Deloitte the independent public accountant’s independence, and has concluded that Deloitte is independent.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ronald W. Tysoe, Chair
Michael R. Costa
Richelle P. Parham
Jeffrey Sagansky
Donald E. Meihaus

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and beneficial owners of more than 10 percent of the Company’s Class A Common Shares (“10 percent shareholders”), to file with the SEC initial reports of ownership and reports of changes in ownership of Class A Common Shares and other equity securities of the Company. Executive officers, directors and 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

The following individuals (each of whom is a signatory to the Scripps Family Agreement) filed late Form 4s during the year ended December 31, 2015: Elizabeth A. Logan (one report relating to two separate sales of Class A Common Shares to an exchange fund and one report relating to a conversion of Common Voting Shares to Class A Common Shares); Nackey E. Scagliotti (one report relating to the settlement of restricted stock units for Class A Common Shares); and Paul K. Scripps (one report relating to a stock option exercise and subsequent sale of Class A Common Shares).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2015, other than as set forth above, all Section 16(a) filing requirements applicable to its executive officers, directors and 10 percent shareholders were complied with.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Any shareholder proposals intended to be presented at the Company’s 2017 Annual Meeting of Shareholders must be received by the Company at 9721 Sherrill Blvd., Knoxville, Tennessee 37932, on or before December 1, 2016, for inclusion in the Company’s proxy statement and form of proxy relating to the 2017 Annual Meeting of Shareholders. Shareholder proposals may be presented only by holders of Common Voting Shares, the only class of shares entitled to vote on such proposals.

If a holder of Common Voting Shares intends to raise a proposal at the Company’s 2017 annual meeting that he or she does not seek to have included in the Company’s proxy statement, the shareholder must notify the Company of the proposal on or before February 14, 2017. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if it is raised at such annual meeting, whether or not there is any discussion of such proposal in the 2017 proxy statement.

OTHER MATTERS

The solicitation of proxies is made by and on behalf of the Board. The cost of the solicitation will be borne by the Company. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s Class A Common Shares.

If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E02752-P71244-Z66798

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SCRIPPS NETWORKS INTERACTIVE, INC.

The Board of Directors recommends a vote FOR all the nominees listed.

	For All	Withhold All	For All Except
1. To vote for the following nominees for election as directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gina L. Bianchini
02) Michael R. Costa
03) David A. Galloway
04) Kenneth W. Lowe
05) Donald E. Meihaus
06) Richelle P. Parham
07) Mary McCabe Peirce
08) Wesley W. Scripps

The Board of Directors recommends a vote FOR Proposal 2.

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity. When signing as Attorney, Executor, Administrator, Trustee, etc., give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders:
The Notice and Proxy Statement and the 2015 Annual Report to Shareholders are available at www.proxyvote.com.

E02753-P71244-Z66798

scrippsnetworks interactive

PROXY FOR COMMON VOTING SHARES — SCRIPPS NETWORKS INTERACTIVE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints KENNETH W. LOWE, LORI A. HICKOK and CYNTHIA L. GIBSON, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Scripps Networks Interactive, Inc., to be held at 7264 East Lamar Alexander Parkway, Townsend, Tennessee 37882, on Tuesday, May 10, 2016, at 4:00 p.m., local time, and any adjournment or adjournments thereof, and to vote thereat the number of Common Voting shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified on the reverse side.

The proxies will vote as specified on the reverse, or if a choice is not specified, they will vote FOR the nominees listed in Item 1 and FOR Item 2.

Receipt of the Notice of Meeting of Shareholders and related Proxy Statement dated March 31, 2016 is hereby acknowledged.

(Continued, and to be signed, on the other side.)

SCRIPPS NETWORKS INTERACTIVE, INC.

9721 SHERRILL BLVD.

KNOXVILLE, TN 37932

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E02754-P71244-Z66798

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCRIPPS NETWORKS INTERACTIVE, INC.

The Board of Directors recommends a vote FOR all the nominees listed.

1. To vote for the following nominees for election as directors:

Nominees:

01) Jarl Mohn
02) Nicholas B. Paumgarten
03) Jeffrey Sagansky
04) Ronald W. Tysoe

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting upon which the holders of Class A Common shares are entitled to vote.

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity. When signing as Attorney, Executor, Administrator, Trustee, etc., give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders:
The Notice and Proxy Statement and the 2015 Annual Report to Shareholders are available at www.proxyvote.com.

E02755-P71244-Z66798

scrippsnetworks interactive

PROXY FOR CLASS A COMMON SHARES — SCRIPPS NETWORKS INTERACTIVE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints KENNETH W. LOWE, LORI A. HICKOK and CYNTHIA L. GIBSON, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Scripps Networks Interactive, Inc., to be held at 7264 East Lamar Alexander Parkway, Townsend, Tennessee 37882, on Tuesday, May 10, 2016, at 4:00 p.m., local time, and any adjournment or adjournments thereof, and to vote thereat the number of Class A Common shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified on the reverse side.

The proxies will vote as specified on the reverse, or if a choice is not specified, they will vote FOR the nominees listed in Item 1.

Receipt of the Notice of Meeting of Shareholders and related Proxy Statement dated March 31, 2016 is hereby acknowledged.

(Continued, and to be signed, on the other side.)